Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE HILLEVAX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO HILLEVAX, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

BY AND BETWEEN

TAKEDA VACCINES, INC.

AND

HILLEVAX, INC.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of July 2, 2021 (the “Effective Date”) by and between Takeda Vaccines, Inc., a company incorporated under the laws of Delaware having its principal place of business at 75 Sidney Street, Cambridge, Massachusetts 02139, U.S.A. (“Takeda”), and HilleVax, Inc., a company incorporated under the laws of Delaware having its principal place of business at 601 Union Street, Suite 3200, Seattle, Washington, 98101, U.S.A. (“Licensee”). Licensee and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Takeda is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of human diseases and conditions;

WHEREAS, Licensee was recently formed for the purposes of engaging in the research and development, and if successful, commercialization of vaccine products; and

WHEREAS, Licensee wishes to be granted, and Takeda desires to grant, a license in the Territory (as defined below) under certain patents, patent applications, know-how, and other proprietary information for the further development of the Compound and Product and commercialization of the Product (as those terms are defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

1.1    “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.2    “Ancillary Agreements” means the Clinical Supply Agreement attached hereto as Exhibit C, any other Clinical Supply Agreement entered into pursuant to Section 5.6, and any Commercial Supply Agreement entered into pursuant to Section 5.7, and any Transitional Services Agreement.

1.3    “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.) (the “FFDCA”), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C.

§1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.4    “Bankruptcy Laws” has the meaning set forth in Section 13.5(b).

1.5    “Bayh-Doyle Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including 37 C.F.R. Part 401, and any successor statutes or regulations.

1.6    “Biosimilar Product” means, with respect to any Product, on a Product-by-Product basis and country-by-country basis, a biologic product (a) for which the licensing, approval, or marketing authorization relies in whole or in part on a prior approval, licensing or marketing authorization granted such Product; (b) that is “biosimilar” to such Product, as the term “biosimilar” is defined in 42 U.S.C. § 262(i)(2); and (c) that has been licensed by the FDA or other Regulatory Authority outside of the United States by reference to such Product, as set forth at 42 USC 262(k)(4) or other analogous applicable Law outside of the United States. A Product licensed, marketed, sold, manufactured, or produced by or on behalf of either Party or its Affiliates (or any (Sub)licensees or distributors in their capacity as (Sub)licensee or distributor for such Party or any of its Affiliates) will not constitute a Biosimilar Product.

1.7    “BLA” means (a) a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), including any amendments thereto, or (b) any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure, including any amendments thereto.

1.8    “Breaching Party” has the meaning set forth in Section 13.2(a).

1.9    “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York, U.S., or Japan, are authorized or obligated by Applicable Law to close.

1.10    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.11    “Calendar Year” means the twelve (12)-month period ending on December 31; provided however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2021; and (b) the last Calendar Year of the Term shall end on the date of expiration or termination of this Agreement.

1.12    “Change of Control” means any of the following: (a) the acquisition by a Third Party, directly or indirectly, of the beneficial ownership of any voting security of a Party, or increase in

\the percentage ownership of such Third Party in the voting securities of a Party through stock redemption, cancellation or other recapitalization, where immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of a Party; (b) the consummation of a merger, consolidation, recapitalization, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of a Party, other than any such transaction which would result in stockholders or equity holders of a Party, or an Affiliate of a Party, immediately prior to such transaction coming to own not more than fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of a Party approve a plan of complete liquidation of a Party, or an agreement for the sale or disposition by a Party of all or a substantial portion of a Party’s assets, other than to an Affiliate; or (d) the exclusive license sale or other transfer to a Third Party of all or substantially all of a Party’s assets which relate to this Agreement.

1.13    “Claim” has the meaning set forth in Section 15.1.

1.14    “Clinical Supply Agreement” means the Clinical Supply Agreement attached hereto as Exhibit C, as such Clinical Supply Agreement may be modified or amended in accordance with the terms thereof.

1.15    “Clinical Trial” means any human clinical study or trial of a Product in the Field.

1.16    “Commercialization” means all activities undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering products to customers) of products. “Commercialize” means to engage in Commercialization activities.

1.17    “Commercialization Plan” means a plan prepared by the applicable Party pursuant to Section 7.2 containing an overview of the general strategy and a high-level budget for Commercializing the Products in the Field in such Party’s respective territory.

1.18    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a similarly situated pharmaceutical company would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Development, Manufacture, seeking and obtaining Regulatory Approval, or Commercialization of the Compound or a Product, such Party and its Affiliates may take into account, without limitation: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by Third Parties in the marketplace in the relevant territory, (c) the expected and actual product profile of the Compound or Product, (d) the expected and actual patent and other proprietary position of the Product in the relevant territory, (e) the likelihood of Regulatory Approval and/or pricing approval in the relevant territory given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Compound or Product, taking into consideration amounts owed hereunder, and (g) all other relevant scientific, technical, regulatory and commercial factors.

1.19    “Common Stock” shall have the meaning set forth in Section 2.2(a).

1.20    “Commercial Supply Agreement” shall have the meaning set forth in Section 5.7.

1.21    “Company Core Data Sheet” or “CCDS” means, a document prepared by the Marketing Authorization Holder containing, in addition to safety information, material related to indications, dosing, pharmacology and other information concerning the Product (see GVP Annex IV, ICH-E2C(R2) Guideline).

1.22    “Competing Product” shall mean, other than any Product, any vaccine product that includes any norovirus virus-like particles and that is being developed for or is approved for the prevention or minimization of symptoms caused by norovirus infection.

1.23    “Compound” means the combination of GI.1 and GII.4 norovirus VLPs coded as of the Effective Date by Takeda as TAK-214 and any derivatives thereof, including any analogs, prodrugs, sequence variations, mutations, chemical and/or posttranslational modifications thereof, including only one of the GI.1 or GII.4 VLPs or combinations of one or both GI.1 and GII.4 VLPs with other VLPs or non-VLP antigens capable of eliciting an immune response to prevent or minimize disease and/or infections caused by norovirus.

1.24    “Confidential Information” means all non-public or proprietary Information disclosed by a Party to the other Party under this Agreement, without regard as to whether any of such Information is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include the terms and conditions of this Agreement.

1.25    “Control” (and other correlative terms) means, with respect to any Information, Patent, Trademark or other intellectual property right, ownership or possession by a Party, or, where expressly provided, its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense to such Information, Patent, Trademark or other intellectual property right without violating the terms of any agreement or other arrangement [(***)] with, or necessitating the consent of, any Third Party [(***)], at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense; [***].

1.26    “Cure Period” has the meaning set forth in Section 13.2(a).

1.27     “Detectible Defect” has the meaning set forth in the Clinical Supply Agreement.

1.28    “Development” means all (i) non-clinical and clinical development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, the performance of Clinical Trials, including the Manufacturing of the Product for use in the Clinical Trials, and (ii) other activities reasonably necessary in order to obtain or maintain, Regulatory Approval of the Product in the Field. When used as a verb, “Develop” means to engage in Development activities.

1.29    “Development Plan” means a detailed written plan prepared by Licensee for the Development activities to which such plan relates, and which plan shall (a) identify the Development objectives, projected timeline and activities to be conducted pursuant to this Agreement with respect to the Product during the Term; and (b) contain a reasonably detailed budget identifying the anticipated expenses associated with such Development activities. “Development Plan” includes the “Initial Development Plan”.

1.30    “Disclosing Party” has the meaning set forth in Section 11.1.

1.31    “Dispute” or “Disputes” has the meaning set forth in Section 14.1.

1.32    “Drug Product” has the meaning set forth in the Clinical Supply Agreement.

1.33    “EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

1.34    “Existing Commercial Sublicensee” has the meaning set forth in Section 4.3(d).

1.35    “Exploit” or “Exploitation” means to research, make, import, export, distribute, use, sell, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, hold, keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, or to have performed any of the foregoing.

1.36    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.37    “FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended.

1.38    “Field” means all human uses.

1.39    “First Commercial Sale” means, on a country-by-country basis, the first sale of a Product by a Party, its Affiliates or its (Sub)licensees to an end user or prescriber for use, consumption or resale of the Product in a country in such Party’s respective territory in the Field where Regulatory Approval of the Product has been obtained.

1.40    “Force Majeure” means any event beyond the reasonable control of the affected Party including embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, fire, floods, earthquakes or other acts of nature; or acts, omissions or delays in acting by any governmental authority (including the refusal of the competent government agencies to issue required Regulatory Approvals due to reasons other than the affected Party’s negligence or willful misconduct or any other cause within the reasonable control of the affected Party), and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).    In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event.

1.41    “Fully-Diluted Capitalization” means the outstanding shares of Common Stock of Licensee on a fully diluted basis, including (i) outstanding shares of preferred stock (on an as-converted basis), (ii) outstanding vested and unvested stock options (on an as-exercised basis) and all shares of Common Stock held in reserve in any of the Company’s equity incentive plans that are not then yet allocated for outstanding and unexercised stock options, (iii) outstanding warrants (on an as-exercised basis), and (iv) other outstanding convertible securities (on an as-converted basis).

1.42    “GAAP” means generally accepted accounting principles in the U.S.

1.43    “Generic Competition Percentage” means, with respect to a particular Product in a particular country, all units of the Biosimilar Product(s) for such Product sold in such country divided by the sum of: (a) all units of such Product sold in such country, plus (b) all units of all Biosimilar Product(s) sold in such country, where, in each case, the number of units of a Product and each Biosimilar Product sold shall be based on the [***].

1.44    “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (or any successor document) including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time.

1.45    “Good Laboratory Practices”, “GLP”, or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

1.46    “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.47    “IFRS” means International Financial Reporting Standards.

1.48    “IND” means an Investigational New Drug application as defined in the FFDCA, as amended, and applicable regulations promulgated hereunder by the FDA, or any corresponding foreign application for a clinical trial authorization for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.49    “Indemnitee” shall have the meaning set forth in Section 15.3(a).

1.50    “Indemnifying Party” shall have the meaning set forth in Section 15.3(a).

1.51    “Information” means information, inventions, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Government Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.52    “Information Sharing Committee” shall have the meaning set forth in Section 12.1.

1.53    “Initial Development Plan” means the initial Development Plan for the Product attached to this Agreement as Exhibit A.

1.54    “Initiation” means the first dosing of a human subject in a Clinical Trial of a Product by Licensee, its Affiliate, or its (Sub)licensee.

1.55    “Inventions” means any and all inventions, discoveries and developments, whether or not patentable, made, conceived and/or reduced to practice in the course of performance of activities under this Agreement whether made, conceived and/or reduced to practice solely by, or on behalf of, Takeda, Licensee, the Parties jointly, or any Affiliate of the same.

1.56    “Involved Employee” has the meaning set forth in Section 10.3(d).

1.57    “Joint Know-How” means all Information and Inventions jointly created by Licensee and Takeda under this Agreement and during the Term that is necessary or useful to Exploit the Compound or Product in the Field. Joint Know-How excludes any Information or Inventions contained within a Joint Patent.

1.58    “Joint Intellectual Property” means, collectively, Joint Know-How and Joint Patents.

1.59    “Joint Inventions” shall have the meaning set forth in Section 9.1.

1.60    “Joint Patents” means all Patents covering or claiming any Joint Invention.

1.61    “Knowledge” means, as applied to a Party, that such Party [***].

1.62    “Knowledge Group” means, with respect to each Party, [***] of such Party or any Affiliates of such Party.

1.63    “Labeling” means, to the extent required by the applicable Regulatory Approval, all labels and other written, printed, or graphic matters (1) upon any article or any of its containers or wrappers, or (2) accompanying such an article, including healthcare professional Prescribing Information (e.g. US PI, EU SmPC), medication guides, patient information leaflets and artworks

(including mock-ups of the outer and immediate packaging), packaging, web sites, and other promotional materials.

1.64    “Licensee Indemnitee” shall have the meaning set forth in Section 15.2.

1.65    “Licensee Intellectual Property” means, collectively, Licensee Know-How and Licensee Patents.

1.66    “Licensee Know-How” means collectively (i) any Information Controlled by Licensee or its Affiliates (other than Takeda Know-How licensed to Licensee) as of the Effective Date that are necessary to Exploit a Compound or Product in the Field and (ii) any Information which first become Controlled by Licensee or its Affiliates after the Effective Date that are directed to a Compound or Product in the Field, including any Information disclosed by Licensee to Takeda under Section 12.2. Licensee Know-How excludes any Information contained within a Licensee Patent.

1.67    “Licensee Japan Development Activities” means the following Development activities to be performed by Licensee, each as set forth in the Initial Development Plan and further qualified in Section 5.4: (i) an immunogenicity Phase 1 Clinical Trial in Japanese healthy volunteers designed to meet PMDA criteria, (ii) the inclusion of Japanese subjects in Japan in Licensee’s Phase 3 Clinical Trial (Phase 3 portion if Licensee conducts Phase 2b /Phase 3 Clinical Trials), and (iii) the inclusion of Japanese subjects in any immuno-bridging Clinical Trial.

1.68    “Licensee Patents” means all Patents Controlled by Licensee or its Affiliates, as of the Effective Date or during the Term (other than Takeda Patents licensed to Licensee) that are necessary or reasonably useful to Exploit Compounds or Products in the Field. There are no Licensee Patents as of the Effective Date and accordingly there are no Licensee Patents listed in Exhibit B as of the Effective Date. Licensee shall update Exhibit B from [***] to include future Licensee Patents and provide a copy thereof to Takeda.

1.69    “Licensee Royalty Term” means, on a country-by-country and Product-by-Product basis, the period commencing on the First Commercial Sale of a Product by Licensee, its Affiliates or (Sub)licensees in such country in the Territory and continuing until the later of:

(a)    the expiration of the last to expire Valid Claim in a Takeda Compound Patent or Joint Patent covering the composition of matter, Manufacture or approved use of the Compound or such Product in such country;

(b)    the expiration of the applicable Regulatory Exclusivity in such country; or

(c)    [***] after First Commercial Sale of such Product by Licensee, its Affiliates or (Sub)licensees in such country.

1.70    “Licensee Third Party License” has the meaning set forth in Section 8.7(a).

1.71    “Licensee Third Party Royalties” shall have the meaning set forth in Section 8.7(a).

1.72    “Life Technologies Agreement” means the SF9 Cell Line License Agreement effective as of November 21, 2013 between Life Technologies Corporation and Takeda Vaccines (Montana), Inc.

1.73    “Life Technologies Assignment Agreement” means the Assignment Agreement attached hereto as Exhibit L.

1.74    “Losses” shall have the meaning set forth in Section 15.1.

1.75    “MAA” or “Marketing Authorization Application” means an application for Regulatory Approval filed with the EMA.

1.76    “Marketing Authorization Holder” or “MAH” means the Person that owns the applicable Regulatory Approval.

1.77    “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Compound or the Product, or any ingredient thereof, including manufacturing for Development and Commercialization, labeling, packaging, in-process and finished Product testing, release of the Compound or the Product or any ingredient thereof, quality assurance activities related to manufacturing and release of the Compound or the Product, ongoing stability tests and regulatory activities related to any of the foregoing.

1.78    “Net Sales” means, with respect to any Product, the gross amounts invoiced and/or received (whichever is the first to occur) by a Party, its Affiliates and (Sub)licensees for sales of such Product to Third Parties, less the following deductions, to the extent such deductions are paid, incurred or otherwise taken, reasonable and customary, provided to Third Parties, and actually allowed with respect to such sales:

(a)    [***];

(b)    [***];

(c)    [***];

(d)    [***]; and

(e)    [***].

Notwithstanding the foregoing, amounts received or invoiced by such Party, its Affiliates or (Sub)licensees for the sale of such Product among such Party, its Affiliates or (Sub)licensees for resale shall not be included in the computation of Net Sales hereunder. In any event, any amounts received or invoiced by such Party, its Affiliates or (Sub)licensees shall be accounted for only once. For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded by such Party, its (Sub)licensee or Affiliate in accordance with GAAP or IFRS, as the case may be. Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by such Party, its Affiliates, or its respective (Sub)licensees in the relevant country, but in any event in accordance with GAAP or IFRS, as consistently applied in such country (except that notwithstanding any GAAP or IFRS guidance to the contrary, pursuant to subsection (d) above, sales taxes and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) may be deducted from Net Sales). For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales shall exclude any samples of a Product transferred or disposed of at no cost for promotional, Development or educational purposes.

The Net Sales of any Product sold as a component of a combination or bundled product that consists of (i) a Product (or the Compound) together with (ii) one or more other active products or compounds for the treatment or prevention of diseases other than those caused by norovirus (a “Combination Product”) shall be calculated as follows:

(x)    [***];

(y)    [***]; and

(z)    [***].

1.79    “Non-Breaching Party” has the meaning set forth in Section 13.2(a).

1.80    “Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e), including but not limited to utility models; and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the U.S. or any other jurisdiction in the world.

1.81    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.82    “Phase 1 Clinical Trials” means a Clinical Trial of a Product with the endpoint of determining initial tolerance, safety, or immunogenicity information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens, as more fully described in U.S. federal regulation 21 C.F.R. § 312.21(a) and its equivalents in other jurisdictions.

1.83    “Phase 2 Clinical Trial” means a Clinical Trial of a Product on human subjects, including possibly dose-ranging studies or “proof-of concept” efficacy studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy or dose-response information to permit the design of further Clinical Trials.

1.84    “Phase 3 Clinical Trial” means a pivotal Clinical Trial of a pharmaceutical product, with a defined dose or a set of defined doses, which trial is designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), and its equivalents in other jurisdictions, for the purpose of enabling the preparation and submission of a BLA with the FDA or any other applicable Regulatory Authority.

1.85    “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan.

1.86    “Product” means any pharmaceutical product, including all forms, presentations, strengths, doses and formulations (including any method of delivery), containing a Compound (a) alone or (b) in combination with at least one other active ingredient (including other VLPs) to prevent or minimize disease and/or infections caused by norovirus.

1.87    “Product BLA” means any BLA filed anywhere in the world which seeks Regulatory Approval for a Product in the Field, including any supplements or amendments thereto.

1.88    “Product Complaint” means all Information that has come to the attention of either Party, its Affiliates or its (Sub)licensees, concerning any dissatisfaction regarding a Product of such a nature and magnitude that it is required under Applicable Law to be collected, maintained and reported to a Regulatory Authority, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.89    “Product IND” means any IND filed anywhere in the world pertaining to a Product, including any supplements or amendments thereto.

1.90    “Product Infringement” has the meaning set forth in Section 9.5(b)(i).

1.91    “Product Trademarks” means the Trademark(s) to be used by Licensee or its Affiliates or its (Sub)licensees for the Exploitation of Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.92    “Qualified Financing” means a financing resulting in gross aggregate cash proceeds to Licensee of at least $[***], either through the issuance of (i) convertible notes, or (ii) Series A preferred stock, in either case consistent with the terms of the Side Letter Agreement between the Parties dated on or about the Effective Date.

1.93    “Receiving Party” shall have the meaning set forth in Section 11.1.

1.94    “Regulatory Approval” means all approvals (including supplement, amendment, or pre- and post-approval), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other Governmental Authority, that are necessary for the Commercialization of the Product in a country or countries (but excluding approval of any application for pricing or reimbursement for the Product by any Governmental Authority).

1.95    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval, including in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over the approval of a Compound or a Product.

1.96    “Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction, other than a Patent right, including, in the United States, orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. 355, as amended (the “Hatch-Waxman Act”).

1.97    “Regulatory Materials” means all regulatory applications, submissions, notifications, registrations, Regulatory Approvals or other submissions, including any written correspondence or meeting minutes, made to, made with, or received from a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in the Field. Regulatory Materials include the Product INDs and the Product BLAs, and amendments and supplements thereto.

1.98    “Royalty Term” means the Licensee Royalty Term or the Takeda Royalty Term, as applicable.

1.99    “Sole Inventions” shall have the meaning set forth in Section 9.1.

1.100    “(Sub)licensees” of a Party shall mean any Third Party that has been granted a license or sublicense by such Party (or such Party’s Affiliates or other (Sub)licensees) to Exploit the Compound or any Product. For the sake of clarity, (a) Takeda, its Affiliates, and any Third Party to which Takeda and/or its Affiliates grants such a license or sublicense shall not be deemed a (Sub)licensee of Licensee (unless, and only to the extent that, such Third Party is granted such a licensee or sublicense by Licensee, its Affiliates, or (Sub)licensee, including after expansion of the Territory pursuant to Section 7.1(b), as applicable), and (b) Licensee, its Affiliates, and any Third Party to which Licensee and/or its Affiliates grants such a license or sublicense shall not be deemed a (Sub)licensee of Takeda (unless, and only to the extent that, such Third Party is granted such a licensee or sublicense by Takeda, its Affiliates, or (Sub)licensee, including after termination of this Agreement, as applicable).

1.101    “TAK-214” means the product under development as of the Effective Date by Takeda and coded by Takeda as TAK-214, which is an intramuscular norovirus bivalent virus-like particle (“VLP”) vaccine adjuvanted with Aluminum Hydroxide [Al(OH)3] and contains two norovirus VLPs, one containing a GI.1 genogroup sequence (GI.1VLP) and the other containing a GII.4 genogroup sequence (Takeda’s GII.4 VLP has a composite sequence based on three different GII.4 norovirus genotypes and is referred to as GII.4c).

1.102    “Takeda Compound Patents” means (a) the Patents set forth on Exhibit D as of the Effective Date and listed as Takeda Compound Patents therein, and any provisionals, substitutions, divisionals, continuations, continuations in-part, renewals, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues, re-examinations, patents of addition, restorations, extensions, or supplementary protection certificates of such Patents, and (b) all other Patents Controlled by Takeda or its Affiliates as of the Effective Date or during the Term which

[***] claim the composition of matter of, formulation of, or a method of making or using the Compound or Product. Takeda shall update Exhibit D from time to time as necessary to include future Takeda Compound Patents and provide a copy thereof to Licensee.

1.103    “Takeda Fiscal Year” means the twelve (12) month period commencing on April 1 ending on March 31; provided, however, that (a) the first Takeda Fiscal Year of the Term shall begin on the Effective Date and end on March 31, 2022; and (b) the last Takeda Fiscal Year of the Term shall end on the date of expiration or termination of this Agreement.

1.104    “Takeda General Patents” means (a) the Patents set forth on Exhibit D as of the Effective Date and listed as Takeda General Patents therein, (b) any provisionals, substitutions, divisionals, continuations, continuations in-part, renewals, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues, re-examinations, patents of addition, restorations, extensions, or supplementary protection certificates of the patents in subsection (a) above, [***], (c) all other Patents that claim any [***] useful to Exploit the Compound or Product [***], and (d) all other Patents Controlled by Takeda or its Affiliates as of the Effective Date or during the Term that are not Takeda Compound Patents, but that (i) are necessary to Exploit the Compound or Product in the Field in the Territory, or (ii) claim the composition of matter of, formulation of, or a method of making or using the Compound or Product. [***]. The Takeda General Patents as of the Effective Date are set forth in Exhibit D. Takeda shall update Exhibit D from time to time as necessary to include future Takeda General Patents and provide a copy thereof to Licensee. For the avoidance of doubt, for the purpose of this Agreement, patents having been assigned Takeda’s internal case number P20930 (US 10,501,500 and equivalents thereof, as listed in Exhibit D) are deemed Takeda General Patents, not Takeda Compound Patents.

1.105    “Takeda Indemnitee” shall have the meaning set forth in Section 15.1.

1.106    “Takeda Intellectual Property” means, collectively, Takeda Know-How and Takeda Patents. For the sake of clarity, Takeda Intellectual Property does not include any rights granted to Takeda under the Life Technologies Agreement.

1.107    “Takeda Know-How” means collectively (a) any Information Controlled by Takeda or its Affiliates (other than Licensee Know-How licensed to Takeda) as of the Effective Date that are necessary to Exploit a Compound or Product in the Field and (b) any Information which first become Controlled by Takeda or its Affiliates after the Effective Date that are directed to a Compound or Product in the Field, including any Information disclosed by Takeda to Licensee under Section 12.2. Takeda Know-How excludes any (i) Information contained within a Takeda Patent, and (ii) any Information licensed to Takeda under the Life Technologies Agreement.

1.108    “Takeda Patents” means the Takeda Compound Patents and the Takeda General Patents.

1.109    “Takeda Product Trademark” and “Takeda Product Trademarks” (collectively “Takeda Product Trademark(s)”) means the Trademark or Trademarks to be owned and used by Takeda or its Affiliates or its (Sub)licensees for the Exploitation of Products in the Field outside the Territory and any registrations thereof or any pending applications relating thereto (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the

Parties or their Affiliates). Notwithstanding anything to the contrary in this Agreement, Takeda Product Trademarks will not include any Product Trademarks.

1.110    “Takeda Royalty Term” means, on a country-by-country and Product-by-Product basis, the period commencing on the First Commercial Sale of a Product by Takeda, its Affiliates or (Sub)licensees in such country outside of the Territory and continuing until the later of:

(a)    the expiration of the last to expire Valid Claim in a Licensee Patent or Joint Patent covering the composition of matter, Manufacture or approved use of the Compound or such Product in such country;

(b)    the expiration of the applicable Regulatory Exclusivity in such country; or

(c)    [***] after First Commercial Sale of such Product by Takeda, its Affiliates or (Sub)licensees in such country.

1.111    “Takeda Third Party License” has the meaning set forth in Section 8.7(e).

1.112    “Takeda Third Party Royalties” shall have the meaning set forth in Section 8.7(e).

1.113    “Tax” or “Taxes” shall mean any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official.

1.114    “Territory” means worldwide, excluding Japan. Pursuant to Section 7.1(b), the Territory may be expanded to be worldwide. In such event, “Territory” will mean worldwide effective as of the effective date of such expansion pursuant to Section 7.1(b).

1.115    “Term” shall have the meaning set forth in Section 13.1.

1.116    “Third Party” means a Person other than Takeda and Licensee and their respective Affiliates.

1.117    “Top-Line Data” means, with respect to a Clinical Trial, a summary of demographic data, the data for the primary endpoint(s), the data for any secondary endpoint(s), if such secondary endpoint(s) are applicable, and a summary of safety data, in each case which are based on an unblinded, locked database and wherein all data are collected in a 21 CFR 11 validated database with a complete audit trail.

1.118    “Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered, or any application, renewal, extension, or modification thereto; and (b) all goodwill associated therewith.

1.119    “Transfer Plan” means the transfer plan set forth in Exhibit E.

1.120    “Transitional Services Agreement” means any Transitional Services Agreement entered into between the Parties after the Effective Date.

1.121    “Up-Front Shares” shall have the meaning set forth in Section 2.2(a).

1.122    “U.S. Government Rights” means collectively, any and all rights the federal government of the United States or any agency thereof may have to Takeda Intellectual Property conceived, discovered, developed, or otherwise made under the Takeda U.S. Government Contracts listed in Exhibit N.

1.123    “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Takeda Patents, the Licensee Patents or the Joint Patents, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer; or (b) a claim of any patent application (where such claim was filed in good faith and where no reasonable arguments against patentability of such claim are known) within the Takeda Patents, the Licensee Patents or the Joint Patents, to the extent such claim has not been canceled, withdrawn, or abandoned or pending for more than [***] from its earliest priority date. A claim of a Patent licensed to a Party under this Agreement will not cease to be considered a Valid Claim for the purpose of this Agreement if the revocation of such claim or such claim being held invalid or unenforceable is caused by any action of such Party or any of its Affiliates or (Sub)licensees.

1.124    “VLPs” means virus-like particles.

1.125    “Warrant” shall have the meaning set forth in Section 2.2(b).

ARTICLE 2 – UP-FRONT EQUITY AND WARRANTS

2.1    Up-Front Equity and Warrant.

(a)    Up-Front Equity. In partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted hereunder, on or before the Effective Date, Licensee will issue and deliver to Takeda Five Hundred Thousand (500,000) shares (the “Up-Front Shares”) of Common Stock, par value $0.0001 (“Common Stock”), which represents [***] of the Fully-Diluted Capitalization calculated immediately prior to the closing of the Qualified Financing (and, for the avoidance of doubt, excluding any Series A preferred stock and any convertible promissory notes that are converted into the securities issued in the Qualified Financing). To implement the issuance of the Up-Front Shares, the Parties shall execute and deliver to one another a Stock Issuance Agreement in the form attached hereto as Exhibit F. The Up-Front Shares shall be of the same class as the initial founders’ shares of Common Stock issued to Frazier Life Sciences X, L.P. (the “Frazier Up-Front Shares”).

(b)    Warrant Coverage. In partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted hereunder, on the Effective Date, Licensee will issue to Takeda a warrant to purchase additional shares of Common Stock with an exercise price equal to the par value of $0.0001 per share, in the form attached hereto as Exhibit G (the “Warrant”). The number of shares of Common Stock subject to the Warrant shall be equal to [***] of the Fully-Diluted Capitalization calculated immediately prior to the closing of the Qualified Financing (and, for the avoidance of doubt, excluding any Series A preferred stock and any convertible promissory notes that are converted into the securities issued in the Qualified Financing). The Warrant will be exercisable by Takeda on a cashless, net-exercise basis as more particularly set forth in the Warrant.

(c)    Additional Warrant Coverage; Minimum IPO Ownership. In partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted hereunder, in the event that the shares of Common Stock issued to Takeda pursuant to Section 2.1(a) and issued or issuable upon cashless, net exercise of the Warrant issued pursuant to Section 2.1(b) together represent less than [***] of the Fully-Diluted Capitalization calculated immediately prior to the earlier of a Licensee Change of Control or the closing of the first underwritten initial public offering of the Common Stock (including, for the avoidance of doubt, any Series A preferred stock and any shares of Common Stock issued upon conversion of convertible promissory notes that are issued in the Qualified Financing, but excluding shares of Common Stock newly issued in such initial public offering itself) then Licensee shall issue an additional Warrant to Takeda upon such Licensee Change of Control or the closing of such initial public offering. The number of shares of Common Stock subject to such additional Warrant shall be calculated such that the additional shares issuable upon cashless, net exercise of such additional Warrant, together with the shares of Common Stock issued to Takeda pursuant to Section 2.1(a) and issued or issuable upon cashless, net exercise of the Warrant issued pursuant to Section 2.1(b), represent an aggregate of [***] of the Fully-Diluted Capitalization calculated immediately prior to, as applicable, such Licensee Change of Control or the closing of the first underwritten initial public offering of the Common Stock (including, for the avoidance of doubt, any shares of Common Stock issued upon any conversion of convertible promissory notes and any Series A preferred stock that are issued in the Qualified Financing, but excluding shares of Common Stock newly issued in such initial public offering itself).

(d)    Exercise of Warrant. The Warrants will be exercisable as set forth therein.

(e)    Ancillary Documents. Takeda shall be required to enter into any agreements related to the Common Stock that Frazier Life Sciences X, L.P. is required to enter into in connection with the Qualified Equity Financing related to the Frazier Up-Front Shares.

(f)    No Partnership Interest. Licensee and Takeda hereby acknowledge they do not intend to create a partnership interest for Takeda under U.S. tax laws by reason of Licensee’s issuance of the Warrant.

ARTICLE 3 – FINANCIAL STATEMENTS

3.1    Licensee Financial Statements. Licensee shall provide Takeda with [***].

ARTICLE 4 – LICENSES AND ASSIGNMENT

4.1    Licenses from Takeda to Licensee. Subject to the terms and conditions of this Agreement and subject to any U.S. Government Rights, Takeda on behalf of itself and its Affiliates hereby grants to Licensee (a) an exclusive (even as to Takeda and its Affiliates), nontransferable (except as provided in Section 16.4), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 4.3, under the Takeda Intellectual Property and Takeda’s rights to the Joint Intellectual Property, solely to Commercialize Products in the Field in the Territory, (b) a non-exclusive, nontransferable (except as provided in Section 16.4) license, with the right to grant sublicenses solely in accordance with Section 4.3, under the Takeda Intellectual Property and Takeda’s rights to the Joint Intellectual Property, to Develop Compounds and Products anywhere in the world (subject to Takeda’s prior written consent, not to be unreasonably withheld, conditioned or delayed, with respect to any Clinical Trials outside of the Territory, which Takeda hereby grants with respect to the Licensee Japan Development Activities) and Manufacture Compounds and Products anywhere in the world, in each case, solely (i) for the Exploitation of Compounds and Products in the Field in the Territory, (ii) to perform the Licensee Japan Development Activities, or (iii) to supply Product to Takeda pursuant to any Clinical Supply Agreement or Commercial Supply Agreement, and (c) a worldwide, non-exclusive, fully paid-up, royalty-free, non-transferable (except as provided in Section 16.4) license, with the right to sublicense through multiple tiers, under Takeda’s rights to the Joint Intellectual Property, to Exploit compounds (other than the Compound) and products (other than the Product and other norovirus vaccines, including Competing Products). Notwithstanding any language to the contrary, Takeda retains (x) the right to Develop and Manufacture Compound and Product anywhere in the world, including inside the Territory (subject to Licensee’s prior written consent, not to be unreasonably withheld, conditioned or delayed, with respect to any Clinical Trials in the Territory), (y) the exclusive right to Commercialize the Compound and Product outside of the Territory, and (z) the exclusive right to Commercialize the Compound and Product outside of the Field.    Except to the extent prohibited or required by Applicable Law, the Licensee shall be responsible, [***], for all recordals of the licenses granted to it under this Agreement, including all filing and other actions required to make such recordals, [***].

4.2    Licenses and Grant-Back Sub-Licenses from Licensee to Takeda.

(a)    Subject to the terms and conditions of this Agreement, Licensee hereby grants to Takeda (i) a limited, non-exclusive, non-transferable (except as provided in Section 16.4), fully paid-up, royalty-free, license, with the right to grant sublicenses solely in accordance with Section 4.3, under the Licensee Intellectual Property and Licensee’s rights to the Joint Intellectual Property that is necessary or useful to enable Takeda to Develop and Manufacture the Compound and Products anywhere in the world (but with respect to Clinical Trials inside the Territory, subject to the second sentence of Section 4.1) solely for Commercialization of Products in the Field outside the Territory and to perform its obligations under this Agreement, (ii) a limited, exclusive, non-transferable (except as provided in Section 16.4), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 4.3, under the Licensee Intellectual Property and Licensee’s rights to the Joint Intellectual Property, to (1) Commercialize Products outside of the Territory and (2) Commercialize Products outside of the Field, (iii) a worldwide, non-exclusive, fully paid-up, royalty-free, non-transferable (except as provided in Section 16.4) license, with the right to further sublicense through multiple tiers, under Licensee’s rights to the Joint Intellectual Property, to Exploit compounds (other than the Compound) and products (other than the Product and other norovirus vaccines, including Competing Products), and (iv) an exclusive nontransferable (except as provided in Section 16.4) license, with the right to grant sublicenses solely in accordance with Section 4.3 to use the Product Trademark(s) solely for Commercialization of a Product in the Field outside of the Territory.

(b)    Subject to the terms and conditions of this Agreement, Licensee hereby grants back to Takeda a limited, exclusive, fully paid-up, royalty-free, non-transferable (except as provided in Section 16.4) sublicense, with the right to further sublicense solely in accordance with Section 4.3, under the Takeda Intellectual Property and Takeda’s rights to the Joint Intellectual Property solely as, and to the extent necessary or useful, to enable Takeda in the Field in the Territory, to exercise its express rights and perform its obligations under this Agreement and the Ancillary Agreements.

4.3    Sublicensing.

(a)    [***], Licensee shall have the right to grant sublicenses to Commercialize the Product in the Field in the Territory, through multiple tiers, under the rights granted to Licensee under Section 4.1, to its Affiliates and to one or more Third Parties. Licensee shall have the right to grant sublicenses to its rights to Develop and Manufacture the Compound and Product (i) to its Affiliates, with the right to sublicense in accordance with this Section 4.3(a), (ii) to any Third Party to whom Licensee, in accordance with the previous sentence, has granted a sublicense to Commercialize the Product in the Field in the Territory, and (iii) to one or more vendors, contract research organizations and the like to the extent necessary or useful to Develop and/or Commercialize the Product in accordance with Licensee’s express rights under this Agreement; provided that the right to grant sublicenses to Takeda General Patents shall be limited to the extent needed for manufacturing the Compound and Product for Exploitation in the Field in the Territory.

(b)    Takeda shall have the right to grant one or more licenses or sublicenses, as the case may be, under the rights granted to Takeda under Section 4.2, (i) to its Affiliates, with the right to sublicense in accordance with this Section 4.3(b), (ii) to any Third Party, provided that Takeda and its Affiliates may not sublicense all or substantially all Commercialization rights to the Product outside of the Territory without Licensee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) to one or more vendors, contract research organizations and the like, to the extent necessary or useful to Develop and/or Commercialize the Product in accordance with Takeda’s express rights under this Agreement.

(c)    Each sublicense shall refer to and be subordinate to this Agreement and, except to the extent the Parties otherwise agree in writing, any such sublicense must be consistent in all material respects with the terms and conditions of this Agreement. Each Party shall remain responsible for the performance of this Agreement and the performance of its (Sub)licensees hereunder.

(d)     Upon an early termination of Licensee’s license rights under this Agreement [***]. [***].

4.4    No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by the Party and may not be used by the other Party for any purpose.

4.5     Exports and Restrictions on Competition.

(a)    Exports. Licensee shall neither, and shall cause its Affiliates and (Sub)licensees to neither, whether directly or indirectly through a Third Party, (i) sell or promote a Product outside of the Field or outside of the Territory, nor (ii) export or distribute a Product outside of the Territory other than for Exploitation in the Field in the Territory.

(b)    Competing Product Activities. During the Term, each Party shall not, and shall cause its Affiliates not to, whether directly or indirectly through a Third Party (including any (Sub)licensee), without the other Party’s prior written consent, Commercialize any Competing Product anywhere in the world.

4.6    Assignment of Life Technologies Agreement. On the Effective Date the Parties shall execute the Life Technologies Assignment Agreement, which shall be effective as of the Effective Date. Notwithstanding any language to the contrary, except for the previous sentence, none of the terms of this Agreement, including Article 10, shall apply with respect to the Life Technologies Agreement, including any rights or licenses thereunder to Information or other intellectual property. Takeda shall have obtained from Life Technologies an acknowledgement for such assignment in the form set forth on Exhibit M.

4.7    Government Rights and Reservation.    Licensee acknowledges and agrees that the rights under this Agreement are subject to certain rights required to be granted to the Government of the United States of America. These U.S. Government Rights include, without limitation, a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world for or on behalf of the United States the Takeda Intellectual Property generated, developed, or “made” under the Takeda Government Contracts listed in the leftmost column of the table included in Exhibit N (the “Takeda Government Contracts”). For clarity, these U.S. Government Rights do not include rights to [***].

ARTICLE 5 – DEVELOPMENT AND SUPPLY

5.1    Overview of Product Development. Each Party’s Development of the Compound and the Product in the Field in or for its respective territory and Licensee’s performance of the Licensee Japan Development Activities shall be conducted in a manner consistent with the principle of seeking and maintaining Regulatory Approvals in the Field in such Party’s respective territory (and in Japan with respect to Licensee’s performance of the Licensee Japan Development Activities) that include the appropriate Labeling for the Product in light of the clinical data. [***], Licensee shall notify Takeda so that Licensee and Takeda can discuss in good faith whether such data support conducting immuno-bridging Clinical Trials to obtain Regulatory Approval of the Product for non-infant (including children up to 18 years old, adults and older adults 65 years of age and older) populations. After such discussions between the Parties, Licensee shall determine whether the clinical data support conducting such immuno-bridging Clinical Trials, provided that Licensee will consider in good faith any comments of Takeda with respect to such determination. If Licensee determines that the clinical data support conducting such immuno-bridging Clinical Trials, then as soon as is reasonably practical after making such determination, Licensee shall seek advice from the key Regulatory Authorities (e.g.; FDA, EMA, and PMDA) regarding the acceptability of immune-bridging Clinical Trials to obtain Regulatory Approval of the Product for non-infant (including children up to 18 years old, adults and older adults 65 years of age and older) populations (the “Immuno-Bridging Regulatory Authority Consultations”). Licensee shall (1) notify Takeda in advance any Immuno-Bridging Regulatory Authority Consultations, (2) consider in good faith any advice provided by Takeda with respect to any Immuno-Bridging Regulatory Authority Consultations, (3) unless prohibited by the PMDA, allow Takeda to attend any such meetings (including telephone and web meetings) with the PMDA regarding Immuno-Bridging Regulatory Authority Consultations, and (4) keep Takeda informed in a timely manner of any communications from or to the applicable Regulatory Authority regarding all Immuno-Bridging Regulatory Authority Consultations.

5.2    Licensee and Takeda Development. Licensee (itself or through its Affiliates or (Sub)licensees) shall be solely responsible for: (a) all of Licensee’s, and its Affiliates’ and their respective (Sub)licensees’ and Third Party contractors’ activities related to the Development of the Compound and the Product in the Field for Commercialization in the Territory; and (b) all expenses, including Third Party expenses, related to such Development activities. In addition, Licensee shall, [***], conduct the Licensee Japan Development Activities in accordance with this Agreement and the Initial Development Plan, as the Licensee Japan Development Activities may be amended pursuant to Section 5.4. If Takeda determines that any other Development activities (including Clinical Trials) other than the Licensee Japan Development Activities are needed or helpful to obtain Regulatory Approval in Japan, then Takeda shall notify Licensee. Unless the Parties agree otherwise in writing, Takeda shall be responsible for the performance of such other Development activities which are needed or helpful to obtain Regulatory Approval in Japan. Except for the Licensee Japan Development Activities or as otherwise expressly agreed by the Parties in writing, Takeda (itself or through its Affiliates or (Sub)licensees) shall be solely responsible for: (i) all of Takeda’s, and its Affiliates’ and their respective (Sub)licensees’ and Third Party contractors’ activities related to the Development of the Compound and the Product in the Field for Commercialization outside of the Territory; and (ii) all expenses, including Third Party expenses, related to such Development activities.

5.3    Development Efforts. Licensee shall use Commercially Reasonable Efforts to Develop the Compound and the Product in order to Commercialize the Product in the Field in the Territory, including Development for non-infant (including children up to 18 years old, adults and older adults 65 years of age and older) populations. Based on the results of the Immuno-Bridging Regulatory Authority Consultations, Licensee shall, after discussions with Takeda and in good faith taking into consideration Takeda’s comments and suggestions provided during such discussions, have the right to determine whether to pursue immune-bridging Clinical Trials as a pathway to seek Regulatory Approval in the Territory of the Product for non-infant (including children up to 18 years old, adults and older adults 65 years of age and older) populations, provided that when making such determination Licensee shall take into account Japan as if it were part of the Licensee’s Territory.

5.4    Development Plan.

(a)    Initial Development Plan and Updates. The Initial Development Plan is set forth in Exhibit A. [***], Licensee shall update and amend, as appropriate, the then-current Development Plan and shall provide a copy of a proposed updated and amended Development Plan to Takeda. Licensee shall provide Takeda with an opportunity to review and comment on the proposed updated and amended Development Plan. Licensee shall consider in good faith any such comments of Takeda when finalizing the updated and amended Development Plan. [***] after finalizing the updated and amended Development Plan, Licensee shall provide a copy thereof to Takeda. The Development Plan will include the Licensee Japan Development Activities. Notwithstanding any language to the contrary, without Takeda’s prior written consent, Licensee may neither update nor amend any of the Licensee Japan Development Activities in any updated or amended Development Plan.

(b)    Phase 1 Clinical Trials and Materials. Unless the Parties otherwise agree in writing, Licensee shall conduct, in accordance with Initial Development Plan, the immunogenicity Phase 1 Clinical Trial in Japanese healthy volunteers designed to meet PMDA criteria; provided that if the PMDA requires in such immunogenicity Phase 1 Clinical Trial the use of a formulation of Product that is different from whichever formulation of Product that Licensee utilizes for its pediatric Phase 2/Phase 3 Clinical Trials    Takeda supplies Licensee at Takeda’s cost sufficient supply of such different PMDA required formulation of Product as reasonably required for the performance of such immunogenicity Phase 1 Clinical Trial unless otherwise agreed by the Parties.

(c)    Phase 1 Clinical Trials Cost and Time Overruns. Licensee shall [***] notify Takeda if Licensee, in good faith, anticipates that (i) Licensee will incur more than [***], or (ii) despite Licensee’s use of Commercially Reasonable Efforts (as if Japan were part of the Territory), Licensee will not be able to complete such immunogenicity Phase 1 Clinical Trial prior to [***]. In any notice of an anticipated Phase 1 Cost Overrun, Licensee shall identify the additional costs and expenses Licensee in good faith expects to be incurred by Licensee in order to complete such immunogenicity Phase 1 Clinical Trial (including as evidenced by proposals from Third Party contractors to the extent available). After Takeda’s receipt of any such notice of an anticipated Phase 1 Cost Overrun, Takeda shall have the option, in its sole discretion, of either agreeing to reimburse Licensee for such identified additional costs and expenses or declining to reimburse Licensee for such costs and expenses. If Takeda does not provide written notice to Licensee that Takeda elects to reimburse Licensee for such identified additional costs and expenses within [***] after Takeda’s receipt of any such notice of an anticipated Phase 1 Cost Overrun, then Takeda will be deemed to have elected to decline to reimburse Licensee for such identified additional costs and expenses. In any notice of an anticipated Phase 1 Time Overrun, Licensee shall include the additional details regarding the causes of the anticipated Phase 1 Time Overrun and the expected timing to complete such immunogenicity Phase 1 Clinical Trial.    After Takeda’s receipt of any such notice of a Phase 1 Time Overrun, Takeda and Licensee shall in good faith discuss whether to make any amendments to the Licensee Japan Development Activities, including to extend the time period for such immunogenicity Phase 1 Clinical Trial. Notwithstanding anything to the contrary in this Agreement, Licensee shall not be required to perform such immunogenicity Phase 1 Clinical Trial if (x) Licensee provides a notice of an anticipated Phase 1 Cost Overrun in accordance with this section and Takeda elects to decline to reimburse Licensee for the additional costs and expenses set forth in such notice, or (y) despite Licensee’s use of Commercially Reasonable Efforts (as if Japan were part of the Territory) such immunogenicity Phase 1 Clinical Trial cannot be completed prior to the second anniversary of the first activation of a clinical site for such immunogenicity Phase 1 Clinical Trial unless the Parties mutually agree to amend the Licensee Japan Development Activities to extend the time period for completing the immunogenicity Phase 1 Clinical Trial.

(d)    Inclusion of Japanese Subjects in Phase 3 and Immuno-bridging Trials. Licensee will use Commercially Reasonable Efforts (as if Japan were part of the Licensee’s Territory) to include in (i) Licensee’s Phase 3 Clinical Trial (Phase 3 portion if Licensee conducts Phase 2b /Phase 3 Clinical Trials) for the Product, the number of Japanese subjects suggested by the PMDA after consultations with the PMDA, and (ii) any immuno-bridging Clinical Trial conducted by Licensee for the Product, the number of Japanese subjects suggested by the PMDA after consultations with the PMDA; provided that inclusion of such Japanese subjects in either such Clinical Trial does not materially delay or adversely impact the conduct of Licensee’s Development of the Product for the Territory. As set forth in Section 6.1(b), Takeda shall timely provide necessary assistance reasonably requested by Licensee in connection with the Licensee Japan Development Activities. Takeda will reimburse Licensee for [***].

(e)    Inability to Perform Licensee Japan Development Activities. In the event that Licensee in good faith believes that it cannot perform one or more of the Licensee Japan Development Activities, Licensee shall [***] notify Takeda of the activity Licensee believes it cannot perform and the reasons therefor. After receipt of any such notice, Takeda and Licensee shall discuss in good faith such matter including whether to make any amendments to the Licensee Japan Development Activities. Notwithstanding any language to the contrary, Licensee’s providing of such notice shall in no way relieve Licensee of its obligations to perform the Licensee Japan Development Activities in accordance with the terms of this Agreement.

5.5    Transfer of Information and Assistance. In accordance with the Transfer Plan set forth in Exhibit E, Takeda will (i) after consummation of the Qualified Financing, transfer any currently existing Product INDs and other regulatory authorizations for the Compound in the Territory, (ii) after consummation of the Qualified Financing, transfer any regulatory authorizations, if any, currently held by Takeda in Japan that Licensee and Takeda mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) are required by Licensee in order for Licensee to perform the Licensee Japan Development Activities, (iii) transfer to Licensee the existing technical and clinical Information for the Compound and Product identified on Exhibit E at no charge, and (iv) provide reasonable assistance from and access to Takeda employees with relevant knowledge related to the Compound and Product, including technical transfer of the manufacturing process and assays to Licensee or its Third Party manufacturer. Takeda shall provide Licensee, without charge, up to a total aggregate of [***] of assistance and access described in subsection (iv) above. Once such total aggregate [***] has been reached, Takeda shall not have any obligation to provide any additional assistance or access and accordingly any additional reasonable requests for support made by Licensee may be provided at Takeda’s sole discretion and, if provided by Takeda, [***].    Except as expressly provided under the Transfer Plan, Takeda shall not be obligated to provide a technical transfer of the current Manufacturing process for the Compound or Product to Licensee or its designated Third Party manufacturer. Notwithstanding anything to the contrary, the time limitations and hourly charges set forth in this Section 5.5, above, shall not apply with respect to the performance of any of Takeda’s obligations expressly set forth in this Agreement (other than the transfer, assistance and access described in this Section 5.5, above). In addition to any Information disclosed pursuant to Article 12, during the Term, (i) at either Party’s reasonable request, the other Party will cooperate with the requesting Party to transfer any technical and clinical data for the Compound and Product developed after the

Effective Date, (ii) each Party will have the right to access and, in accordance with the terms of this Agreement, use such data, and, in accordance with Section 6.3, to reference the other Party’s Regulatory Materials, for use in connection with the Exploitation of the Compound and Product in such Party’s respective territory, and (iii) Licensee shall also provide Takeda with all necessary Information in Licensee’s or any of its Affiliate’s Control that is requested by Takeda and that is needed to support Regulatory Material filing requirements outside the Territory.

5.6    Clinical Supply Agreement. In accordance with the Clinical Supply Agreement attached as Exhibit C and the Quality Agreement set forth in the Clinical Supply Agreement, Takeda may supply the specific quantity of Clinical Trial materials set forth therein to Licensee, for use in the pediatric Phase 2 Clinical Trials and the Phase 1 Clinical Trial in healthy Japanese subjects set forth in the Initial Development Plan, and [***]. Takeda’s inability to supply the same as set forth in the Clinical Supply Agreement shall not constitute a breach of Takeda’s obligations under this Agreement or any of the Ancillary Agreements. Licensee shall be solely responsible for the Manufacture and supply of any and all additional quantities of Product needed by Licensee, including all additional Clinical Trial materials and Product for Commercialization. If Takeda is required to or elects to perform any additional Clinical Trials outside the Territory beyond the Licensee Japan Development Activities, then the Parties shall use good faith efforts to enter into a supply agreement whereby Licensee would supply Takeda with the quantity of Clinical Trial materials needed for such additional Clinical Trials. The terms of any such supply agreement shall be negotiated in good faith by the Parties based upon reasonable and customary terms typically associated with supply of Clinical Trial materials utilizing, as appropriate, terms from the Clinical Supply Agreement attached hereto as Exhibit C .

5.7     Commercial Supply.

(a)    If requested by Takeda, the Parties shall use good faith efforts to enter into a supply agreement governing the supply of Product by Licensee (directly or indirectly through its Affiliate(s) or its Third Party manufacturer) to Takeda for Commercialization in the Field outside of the Territory (the “Commercial Supply Agreement”). The terms of any such Commercial Supply Agreement shall be negotiated in good faith by the Parties based upon reasonable and customary terms typically associated with supply of pharmaceutical products for Commercialization, including reasonable and customary forecasting and ordering provisions, the Product pricing as set forth in Section 5.7(b), an obligation of Licensee to ensure that Licensee (including through its Affiliate(s) or any Third Party manufacturer) will have sufficient capacity and capability to supply Product both for Licensee for the Territory and for any amounts forecasted by Takeda pursuant to the terms of the Commercial Supply Agreement, and an obligation for Takeda to reimburse Licensee for any reasonable incremental direct costs incurred by Licensee, including any Third Party Manufacturer expenses, in connection with capital expenditures and other Manufacturing related activities required in order to meet any amounts forecasted by Takeda pursuant to the terms of the Commercial Supply Agreement (other than any cost and expenses included in the Product price in the Commercial Supply Agreement or previously reimbursed pursuant to Section 5.7(c)).

(b)    The Product price in the Commercial Supply Agreement shall be as follows: (i) [***], or (ii) [***].

(c)    Prior to execution of the Commercial Supply Agreement, subject to this Section 5.7(c) below, Licensee will ensure that Licensee (including through its Affiliates or any Third Party manufacturer) will have sufficient capacity and capability to supply Product both for Licensee for the Territory and for any amounts reasonably estimated by Takeda for Takeda’s sale outside of the Territory; provided that Takeda has provided Licensee with a non-binding good-faith estimate of Takeda’s Product requirements for sale outside of the Territory (the “Takeda Product Estimate”) and, in accordance with this Section 5.7(c) below, Takeda reimburses Licensee, within [***] after receipt of an invoice therefor, for [***]. The Takeda Product Estimate shall include (i) the estimated [***] quantity of Product required in the [***]. Takeda shall provide the first Takeda Product Estimate approximately [***] prior to Takeda’s anticipated Product BLA filing date in Japan and may update the Takeda Product Estimate not more than [***]. If, prior to execution of the Commercial Supply Agreement, it is necessary for Licensee to incur such costs and expenses [***] in order to meet such Takeda Product Estimate, then Licensee shall notify Takeda of any such costs and expenses expected to be incurred by Licensee, and Takeda shall have the option of either, within [***] after such notification, (A) agreeing to reimburse Licensee for such costs and expenses (in which case Licensee shall ensure that Licensee (including through its Affiliate(s) or any such Third Party) has sufficient capacity and capability to meet such Takeda Product Estimate) or (B) declining to reimburse Licensee for such costs and expenses (in which case Licensee shall have no obligation to ensure that Licensee (including through its Affiliates or any such Third Party) has sufficient capacity and capability to meet such Takeda Product Estimate). For the sake of clarity, (1) unless and until a Commercial Supply Agreement is executed by the Parties, Licensee shall not be under any obligation to supply Product to Takeda for Commercialization, and (2) the Commercial Supply Agreement shall not require Takeda to reimburse any such costs and expenses incurred by Licensee that Takeda has previously paid Licensee hereunder pursuant to the immediately previous sentence.

5.8    Records; Disclosure of Data and Results.

(a)    In conformity with standard pharmaceutical industry practices and the terms and conditions of this Agreement, each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records of its Development of the Products, for a minimum of [***], Licensee shall provide to Takeda a reasonably detailed report consisting of (a) an update on the progress of Licensee’s Development and Commercialization activities, including (i) key achievements or milestones to date in the reporting period, and (ii) studies that were run or are in process and (b) a summary of the planned Development and Commercialization activities for the upcoming [***], such as anticipated commercial launches in various countries and other commercial milestones. At least [***] prior to the start of each [***], commencing with the first [***], and ending with the [***] in which Regulatory Approval has been obtained for a Product in Japan, Takeda shall provide to Licensee a reasonably detailed report consisting of (x) an update on the progress of Takeda’s Development and Commercialization activities, including (i) key achievements or milestones to date in the reporting period, and (ii) studies that were run or are in process and (y) [***].

(b)    As set forth in the Transfer Plan, Takeda will transfer possession and/or responsibility of certain records to Licensee, including records currently maintained in Third Party storage facilities. [***].

5.9    Materials Transfer. In order to facilitate the Development activities contemplated by this Agreement, after consummation of the Qualified Financing, Takeda shall make available (at the Takeda location where currently located or transfer ownership for materials not in Takeda’s possession) to Licensee the biological materials or chemical compounds set forth on Exhibit O and any additional materials mutually agreed upon by the Parties after the Effective Date (collectively, “Materials”) for use by Licensee in furtherance of such Development activities. All such Materials will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except to or for subcontractors, without the prior written consent of Takeda, and will be used in compliance with all Applicable Law. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. With respect to any Materials made available to Licensee, if requested by Takeda, Licensee shall provide a portion of such Materials to Takeda if Licensee would still have sufficient remaining quantity for its Development activities. [***.]

5.10     Transitional Services Agreement. The Parties shall use good faith efforts to negotiate and finalize a Transitional Services Agreement within [***] after the Effective Date.

ARTICLE 6 – REGULATORY

6.1    Regulatory Materials and Assistance.

(a)    Licensee shall have the sole right and responsibility, and shall exercise Commercially Reasonable Efforts, to prepare, obtain, and maintain, as applicable, the Regulatory Materials in the Territory, including the Product INDs and other submissions, and to conduct communications with the relevant Regulatory Authorities, related to or needed for the Commercialization of Product in the Field in the Territory. Licensee shall have the sole responsibility, and shall exercise Commercially Reasonable Efforts (as if Japan were part of the Licensee’s Territory), to prepare, obtain, and maintain, as applicable, the Regulatory Materials in Japan, including the Product INDs and other submissions (but excluding any Product BLA), and to conduct communications with the PMDA, in each case related to and as needed to conduct Licensee Japan Development Activities, provided that with respect to any such Regulatory Materials in Japan, Licensee shall (1) keep Takeda informed in a timely manner, compliant with the reporting requirements of the PMDA, of the notification of any action by, or notification or other information which it receives from the PMDA to any such Regulatory Materials, (2) allow Takeda to review any such Clinical Trial protocols and other Regulatory Materials and shall consider in good faith any such comments of Takeda when finalizing any such Clinical Trial protocols and other Regulatory Materials, and (3) unless prohibited by the PMDA, allow Takeda to attend meetings (including telephone and web meetings) with the PMDA. Takeda or its applicable Affiliate or (Sub)licensees, or any of their Third Party contractors, will be solely responsible for all Regulatory Materials, including the Product INDs, for (i) any Clinical Trials conducted by Takeda in the Territory consented to by Licensee pursuant to the second sentence of Section 4.1, (ii) Takeda’s, or any of its Affiliates or (Sub)licensees’ or any of their Third Party contractors’ non-clinical Development or Manufacturing activities in the Territory, and (iii) the conduct of any Development activities (other than the Licensee Japan Development Activities) outside of the Territory. Except with respect to any Clinical Trials conducted by Takeda in the Territory consented to by Licensee pursuant to the second sentence of Section 4.1, all Product INDs generated after the Effective Date with respect to the Product in the Field in the Territory under this Agreement shall be owned by, and shall be the sole property and held in the name of, Licensee or its designee. Except with respect to (x) any Clinical Trials conducted by Licensee outside of the Territory consented to by Takeda pursuant to subsection (b) of the first sentence of Section 4.1, and (y) any Clinical Trials conducted by Licensee in Japan for the Licensee Japan Development Activities, all Product INDs generated after the Effective Date with respect to the Product in the Field outside of the Territory under this Agreement shall be owned by, and shall be the sole property and held in the name of, Takeda or its designee. All Product INDs for any Clinical Trials conducted by Licensee in Japan with respect to the Licensee Japan Development Activities shall be owned by, and shall be the sole property and held in the name of Licensee or its designee (the “Licensee Japan INDs”), but may be transferred to Takeda pursuant to Section 6.1(c).

(b)    Takeda shall provide advice as reasonably requested by Licensee in connection with any regulatory activities that are required to be performed in order to conduct the Licensee Japan Development Activities outside of the Territory, and otherwise reasonably cooperate with Licensee pursuant to Section 6.6 in connection with any meetings with Regulatory Authorities outside of the Territory.

(c)    Takeda shall have the sole and exclusive right to submit Product BLAs outside of the Territory. Licensee shall provide any assistance reasonably requested by Takeda in preparing the filing of any such Product BLAs, including (i) providing any necessary or reasonably useful documents or data utilized in Licensee’s (or any of its Affiliates’ or (Sub)licensees’) Product BLAs as soon as reasonably practical after such documents or data, respectively, become available, and (ii) assisting Takeda with responding to any requests for information from the PMDA in accordance with Section 6.6. If Takeda determines that it is necessary or helpful to own the Licensee Japan INDs for purposes of submitting any INDs, conducting other Development Activities, including Clinical Trials, or submitting a Product BLA in Japan, then it shall notify Licensee and Licensee shall thereafter cooperate with Takeda to transfer ownership thereof to Takeda as promptly as possible, at Takeda’s cost, taking into account any impact of such transfer on Licensee’s ability to perform the Licensee Japan Development Activities.

6.2    Regulatory Expenses. Except with respect to (a) any Clinical Trials conducted by Takeda in the Territory consented to by Licensee pursuant to the second sentence of Section 4.1, (b) Takeda’s, and any of its Affiliates and (Sub)licensees, and any of their Third Party contractors’ other Development or Manufacturing activities in the Territory, and (c) any Product IND filing costs required for the performance of the Licensee Japan Development Activities, Licensee shall bear all expenses incurred related to the preparation, maintenance, formatting and filing of the Regulatory Materials in the Field in the Territory and for the Licensee Japan Development Activities in Japan. Except with respect to (i) any Clinical Trials conducted by Licensee outside of the Territory consented to by Takeda pursuant to subsection (b) of the first sentence of Section 4.1, (ii) the Licensee Japan Development Activities (except as otherwise provided in the proceeding sentence), and (iii) Licensee’s, and any of its Affiliates and (Sub)licensees, and any of their Third Party contractors’ other Development or Manufacture activities outside of the Territory, Takeda shall bear all expenses incurred related to the preparation, maintenance, formatting and filing of the Regulatory Materials outside the Territory. Takeda shall reimburse Licensee for any Product IND filing costs required for the performance of the Licensee Japan Development Activities within [***] after receipt of an invoice therefor.

6.3    Rights of Reference to Regulatory Materials. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by such Party, its Affiliates or (Sub)licensee for the Products solely for the purpose of seeking, obtaining and maintaining Regulatory Approvals for, and the Commercialization of, the Products in such other Party’s respective territory.

6.4    Labeling Information Exchange/Labeling Agreement.    If requested by either Party, the Parties shall in good faith negotiate the terms of a Labeling agreement that includes methods and/or procedures for sharing information related to Labeling and the management of Labeling information, including CCDS. If the Parties mutually agree upon such a Labeling agreement it shall be attached hereto as Exhibit H. Subject to any limitations in any such Labeling Agreement, Licensee shall be solely responsible for the review and approval of all Labeling for the Product in the Territory.

6.5    Pharmacovigilance and Drug Safety Agreement. Within [***] of the Effective Date of this Agreement, the Parties will enter into a mutually acceptable pharmacovigilance agreement (PVA) setting forth in detail the Parties’ respective obligations with regards to safety data exchange and pharmacovigilance for the Product. The Parties agree to revise the PVA 1) prior to commencement of any Takeda-sponsored Development Activities in Japan, if Takeda determines such Development Activities are necessary in addition to the Licensee Japan Development Activities, as described in Section 5.2 and 2) for post-marketing surveillance purposes at an appropriate time before the First Commercial Sale of the Product by either Party, its Affiliates, or any of its (Sub)licensees anywhere in the world. In the event of a conflict between any of the provisions of the PVA and this Agreement in matters of a business, financial or legal nature, the terms of this Agreement shall prevail. For matters of pharmacovigilance, the terms of the PVA shall prevail.

6.6    Regulatory Authority Communications Received by a Party.

Each Party shall keep the other Party informed in a timely manner, compliant with the reporting requirements of Regulatory Authorities in their respective territories (and with respect to the Licensee Japan Development Activities, Licensee shall keep Takeda informed in a timely manner, compliant with reporting requirements of the PMDA), of the notification of any action by, or notification or other information which it receives from any Regulatory Authority which: (a) raises any material concerns regarding the safety or efficacy of a Compound or a Product; (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with a Product; (c) is reasonably likely to lead to a recall or market withdrawal of a Product; or (d) relates to expedited and periodic reports of adverse events with respect to a Product, or Product Complaints, and which may have a material impact on obtaining or maintaining Regulatory Approval or the continued Commercialization of a Product, as then conducted. Each Party shall reasonably cooperate with and assist the other Party in complying with regulatory obligations and communications, including by providing to such other Party, in a timely manner after a request, Information and documentation in such Party’s possession as may be necessary or helpful for such other Party to prepare a response to an inquiry from a Regulatory Authority, and by having no more than two (2) of its employees or representatives participate in any meeting with a Regulatory Authority at such other Party’s reasonable request and expense. Each Party shall provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

6.7    Audit.

(a)    If a Regulatory Authority desires to conduct an inspection or audit of any Licensee facility or any Affiliate or Third Party facility under contract with Licensee with regard to a Product, then Licensee shall notify Takeda as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority; provided, that Licensee shall not be required to notify Takeda of audits or inspections that are of a routine nature or that do not relate to a Product, except where such audits result in communications or actions of such Regulatory Authority which have an impact upon the Product. In addition, if a Regulatory Authority conducts an unannounced inspection or audit of any Licensee facility or any Affiliate or Third Party facility under contract with Licensee with regard to a Product, then Licensee shall notify Takeda within twenty-four (24) hours of commencement of such audit or inspection. Licensee shall cooperate, and shall use reasonable efforts to cause the contract facility to cooperate, with such Regulatory Authority and Takeda during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Licensee shall [***] provide Takeda with a copy of the inspection or audit report and also provide Takeda with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to Products or the Manufacture thereof, and shall prepare the response to any such observations. Licensee shall provide Takeda with a copy of any proposed response to such communications and shall implement Takeda’s reasonable comments with respect to such proposed response. Licensee agrees to conform its activities under this Agreement to any commitments made in such a response.

(b)    If a Regulatory Authority in the Territory desires to conduct a GCP inspection or audit of any Takeda facility or any Affiliate or Third Party facility under contract with Takeda, in each case with regard to any Takeda Clinical Trial Information provided to Licensee under this Agreement that Licensee has submitted to such Regulatory Authority in the Territory in order to obtain Regulatory Approval of the Product, then Takeda shall notify Licensee as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority; provided, that Takeda shall not be required to notify Licensee of audits or inspections that are of a routine nature or that do not relate to Licensee’s Regulatory Approval of a Product, except where such audits result in communications or actions of such Regulatory Authority which have an impact upon Licensee’s Regulatory Approval for Product in the Territory. In addition, if a Regulatory Authority in the Territory conducts an unannounced GCP inspection or audit of any Takeda facility or any Affiliate or Third Party facility under contract with Takeda, in each case with regard to any Takeda Clinical Trial Information provided to Licensee under this Agreement that Licensee has submitted to such Regulatory Authority in the Territory in order to obtain Regulatory Approval of a Product, then Takeda shall notify Licensee within [***] of commencement of such audit or inspection. Takeda shall cooperate, and shall use reasonable efforts to cause the contract facility to cooperate, with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Takeda shall [***] provide Licensee with a copy of the inspection or audit report and also provide Licensee with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to any Takeda Clinical Trial Information provided to Licensee under this Agreement that Licensee has submitted to such Regulatory Authority in order to obtain Regulatory Approval for a Product, and shall prepare the response to any such observations. Takeda shall provide Licensee with a copy of any proposed response to such communications and shall consider in good faith including Licensee’s reasonable comments with respect to such proposed response.

ARTICLE 7 – COMMERCIALIZATION

7.1    Commercialization Efforts.

(a)    Licensee (itself or through its Affiliates and (Sub)licensees) shall use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory throughout the Term.

(b)    If (i) prior to receipt of Regulatory Approval for a Product in Japan, Takeda has neither performed (neither directly itself, nor indirectly through its Affiliates, any of their (Sub)licenesees or subcontractors, or through Licensee) any Clinical Trials nor any material regulatory activities with respect to the Product for Japan for [***], other than due to Force Majeure or Licensee’s failure to perform its obligations under this Agreement, the Commercial Supply Agreement, or any other Ancillary Agreement, including the Licensee Japan Development Activities, or (ii) after receipt of Regulatory Approval for a Product in Japan, Takeda does not use Commercially Reasonable Efforts to Commercialize the Product in the Field in Japan, then Licensee shall provide Takeda written notice thereof.    If within [***] after Takeda’s receipt of such notice issued by Licensee in accordance with this Section 7.1(b), Takeda, as applicable, (A) with respect to subsection (i) above, neither commences performing (neither directly itself, nor indirectly through its Affiliates, any of their (Sub)licenesees or subcontractors, or through Licensee) any Clinical Trials nor any material regulatory activities with respect to the Product for Japan, or (ii) with respect to subsection (ii) above, does not commence using Commercially Reasonable Efforts to Commercialize the Product in the Field in Japan, then the Territory will be expanded to be worldwide, effective as of the end of such [***] period and the terms of Section 13.7 shall apply. After receipt of any such notice, pursuant to Article 14 Takeda may also dispute whether Licensee had the right to issue such notice, and if Takeda does dispute such notice, then notwithstanding the previous sentence, the Territory shall not be expanded to be worldwide during the pendency of such dispute.

7.2    Commercialization Plan and Activities.    Commencing [***] in advance of the expected First Commercial Sale of a Product in the Territory, Licensee shall submit a Commercialization Plan for the Territory to the Information Sharing Committee for review and discussion. Thereafter, Licensee shall submit an updated Commercialization Plan for the Territory to the Information Sharing Committee for review and discussion at least [***] during the Term. Commencing [***] in advance of the expected First Commercial Sale of a Product outside the Territory, Takeda shall submit a Commercialization Plan for outside the Territory to the Information Sharing Committee for review and discussion. Thereafter, Takeda shall submit an updated Commercialization Plan for outside the Territory to the Information Sharing Committee for review and discussion at least [***] during the Term. Each Commercialization Plan must include at least the information set forth in Exhibit K. Licensee, itself and/or through its (Sub)licensees, will be solely responsible for all Commercialization activities in the Field in the Territory, including the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, Manufacturing (except in the instance wherein Takeda supplies Licensee with Clinical Trial materials as set forth in the Clinical Supply Agreement), supply, distribution and sale of the Product in the Field in the Territory in accordance with Licensee’s Commercial Plan. Licensee shall be solely responsible for the review and approval of all promotional materials used in the Territory to ensure compliance with Applicable Law, including submission, where appropriate, to the FDA and other applicable Regulatory Authorities. Takeda, itself and/or through its Affiliates and/or (Sub)licensees, will be solely responsible for all Commercialization activities in the Field outside the Territory, including the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, Manufacturing (except for Licensee’s Manufacturing obligations set forth in any Commercial Supply Agreement, and if needed, Clinical Supply Agreement whereby Licensee supplies Takeda with Clinical Trial Materials), supply, distribution and sale of the Product in the Field outside the Territory in accordance with Takeda’s Commercial Plan. Takeda shall be solely responsible for the review and approval of all promotional materials used in the Territory to ensure compliance with Applicable Law, including submission, where appropriate, to the PMDA.

7.3    Commercialization Expenses. Licensee shall bear all expenses incurred related to the Commercialization of Products in the Field in the Territory, including, but not limited to, the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, Manufacturing, supply, distribution and sale of the Product in the Field in the Territory. Takeda shall bear all expenses incurred related to the Commercialization of Products in the Field outside the Territory, including the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, Manufacturing, supply, distribution and sale of the Product in the Field outside the Territory.

7.4    Commercialization Reports. Upon the First Commercial Sale of the Product in the Territory, Licensee will provide Takeda [***] progress reports on Commercialization activities for the Product in the Territory in the form attached hereto as Exhibit I. [***], Takeda will provide Licensee [***] progress reports on Commercialization activities for the Product outside the Territory in the form attached hereto as Exhibit I.

ARTICLE 8 – PAYMENT

8.1    Upfront Cash Payment. In partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted hereunder Licensee shall pay to Takeda, or Takeda’s designated Affiliate, a one-time upfront fee of [***] within [***] after the consummation of a Qualified Financing. As further partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted hereunder Licensee shall pay to Takeda, or Takeda’s designated Affiliate, an additional one-time upfront fee of [***] (the “Additional Up-Front Fee”) if [***] or more of the proceeds from the Qualified Financing was derived through the issuance of convertible notes. Licensee shall pay to Takeda, or Takeda’s designated Affiliate, the Additional Up-Front Fee within [***] after receipt of an invoice therefor, provided that Takeda may not deliver such invoice unless and until (i) one lot of

Drug Product is released (in accordance with the Quality Agreement set forth in the Clinical Supply Agreement) and bulk packaged and Takeda notifies Licensee (which notice may be by e-mail) of the same, and (ii) Licensee applies (which shall be in Licensee’s sole discretion) to any Regulatory Authority to utilize such Drug Product for Clinical Trial purposes (in which event Licensee shall [***] notify Takeda of the same). Such upfront payment(s) shall be non-refundable and non-creditable against any other payments made by Licensee hereunder. Notwithstanding the previous sentence, Licensee shall not be required to pay the Additional Up-Front Fee if all of the following conditions are met: (i) Licensee, in accordance with Section 8(A) of the Clinical Supply Agreement, has notified Takeda of one or more Detectable Defects with respect to such lot of Drug Product, (ii) if requested to do so by Takeda, pursuant to Section 8(C) of the Clinical Supply Agreement, Licensee shall, within [***] of such request by Takeda, provide samples of any Drug Product alleged to be defective and copies of written reports or investigations performed to date by or on behalf of Licensee on such Drug Product, (iii) Takeda agrees that such lot of Drug Product contained such Detectable Defect(s) or a Third Party independent laboratory determines in accordance with Section 8(D) of the Clinical Supply Agreement that such lot of Drug Product contained such Detectable Defect(s), and (iv) the number of prefilled syringes in such lot of Drug Product rejected by Takeda prior to release by Takeda plus the number of prefilled syringes that were released by Takeda but are subsequently determined either by agreement of Licensee and Takeda or by a Third Party independent laboratory pursuant to Section 8(D) of the Clinical Supply Agreement to contain Detectable Defects exceeds [***] of the total number of prefilled syringes manufactured for such lot.

8.2    Milestones. In partial consideration for Licensee’s rights in and to the Takeda Intellectual Property licensed hereunder and other rights granted to Licensee hereunder, Licensee shall owe to Takeda one-time milestone payments upon the first achievement of each of the events set forth in the table in this Section 8.2 below. Licensee shall [***] notify Takeda in writing following the achievement of each milestone event described below. Thereafter, Takeda shall submit to Licensee an invoice for the corresponding milestone payment set forth below. Within [***] of Licensee’s receipt of any such invoice, Licensee shall remit the applicable milestone payment to Takeda. Each milestone payment by Licensee pursuant to this Section 8.2 shall be payable only once, regardless of the number of times that such milestone event is achieved for the Products. All amounts listed in are in U.S. Dollars. For clarity, the total amount payable to Takeda under this Section 8.2 if all sales milestone events are achieved is $[***].

Milestones	Payment Amount

[***]	$[***]

[***]	$[***]

[***]	$[***]

[***]	$[***]

[***]	$[***]

In the event two (2) or more Net Sales Milestone events are achieved in the same Calendar Year, Licensee shall pay to Takeda each milestone payment corresponding to the respective milestone event. For the avoidance of doubt, the total aggregate Net Sales by Licensee, its Affiliates and (Sub)licensees of all Products in the Field in the Territory in the applicable Calendar Year period shall be used in determining whether the Net Sales milestones have been achieved.

8.3    Royalties.

(a)    Licensee’s Royalty Obligations. Subject to Sections 8.5-8.8 below, and during the applicable Licensee Royalty Term, in partial consideration for Licensee’s rights in and to the Takeda Intellectual Property and other rights granted to Licensee hereunder, Licensee shall pay to Takeda a running royalty at the following incremental royalty rates, on total aggregate Net Sales of the Product by Licensee, its Affiliates and (Sub)licensees in the Territory during each Calendar Year.

Net Sales in the Territory	Royalty Rate

[***]	[***]%

[***]	[***]%

[***]	[***]%

(b)    Takeda’s Royalty Obligations. Subject to Sections 8.5-8.8 below, and during the applicable Takeda Royalty Term, in partial consideration for Takeda’s rights in and to the Licensee Intellectual Property and other rights granted to Takeda hereunder, Takeda shall pay to Licensee a running royalty at the following incremental royalty rates, on total aggregate Net Sales of the Product by Takeda, its Affiliates or (Sub)licensees outside the Territory during each Takeda Fiscal Year.

(i)    If Takeda is not required (as determined by Takeda in good faith), in order to obtain the first Regulatory Approval of the Product for Japan, to perform any additional Clinical Trials beyond the Licensee Japan Development Activities, then Takeda will pay to Licensee the following royalties on total aggregate Net Sales of the Product by Takeda, its Affiliates and (Sub)licensees outside the Territory during the applicable Takeda Royalty Term.

Net Sales outside of the Territory	Royalty Rate

[***]	[***]%

[***]	[***]%

[***]	[***]%

(ii)    If Takeda is required (as determined by Takeda in good faith), in order to obtain the first Regulatory Approval of the Product for Japan, to perform any additional Clinical Trials beyond the Licensee Japan Development Activities, then Takeda will pay to Licensee the following royalties on total aggregate Net Sales of the Product by Takeda, its Affiliates and (Sub)licensees outside the Territory during the applicable Takeda Royalty Term.

Net Sales outside of the Territory	Royalty Rate

[***]	[***]%

[***]	[***]%

[***]	[***]%

8.4    Royalty Term. Royalties under Section 8.3 shall be payable on Net Sales on a Product-by-Product and country-by-country basis beginning upon the First Commercial Sale of each Product in a country in the applicable Party’s respective territory until the expiration of the applicable Royalty Term in such country (at which time sales in such country shall be excluded from all calculations of aggregate Net Sales hereunder).

8.5    Royalty Reduction for Generic Competition. Subject to the limitation set forth in Section 8.8, the royalty rates set forth in Section 8.3 for Net Sales in such country (after any previous reduction(s), if any, made pursuant to Section 8.6) shall be reduced, on a country-by-country basis by [***] at the end of the first to occur Calendar Quarter during which the Generic Competition Percentage in such country during such time period is greater than or equal to [***].

8.6    Royalty Reduction for Patent Expiry. Subject to the limitation set forth in Section 8.8, during the applicable Royalty Term with respect to any Product being Commercialized in the United States, following expiration of the last to expire Valid Claim in a Takeda Patent published in the FDA’s Purple Book, the royalty rates for such Product set forth in Section 8.3 for Net Sales (after any previous reduction(s), if any, made pursuant to this Section 8.5) shall be reduced by [***] of the original royalty percentage amount until the end of the Royalty Term (e.g.; [***]).

8.7    Payment for Third Party Licenses.

(a)    During the Term, Licensee will have the right, following reasonable consultation with Takeda, to negotiate and obtain a license under one or more Patents (other than any license granted in settlement of any litigation as contemplated under Section 9.6) from one or more Third Parties (each such Third Party license is referred to herein as a “Licensee Third Party License”) if in the absence of a license under such Third Party Patents, the Exploitation of the applicable Compound or Product in the Field in the Territory in a manner consistent with Licensee’s obligation to use Commercially Reasonable Efforts to Develop and Commercialize the Compound and the Product under this Agreement would, in Licensee’s good faith assessment, upon advice of legal counsel, bear a high risk to infringe such Third Party Patents. Except as set forth in Section 8.7(c) or to the extent of any Claim for which Takeda provides indemnification under Section 15.2, or as the Parties may otherwise agree in writing, Licensee shall bear any payments associated with any royalties owed to any Third Party for such a Third Party License (collectively, the “Licensee Third Party Royalties”).

(b)    In the event that Takeda disputes Licensee’s determination that any Licensee Third Party Royalties are properly subject to the royalty offset provided under this Section 8.7 or Licensee’s allocation of any such Licensee Third Party Royalties to a Product, Takeda may by written notice to Licensee require that such dispute be resolved in accordance with Article 14; provided that Licensee shall have the right to take royalty reductions pursuant to this Section 8.7 pending resolution of any such dispute; provided further, that if any such dispute is resolved in favor of Takeda, then within [***] of such resolution, Licensee shall pay to Takeda any adjustment in royalties due pursuant to this Section 8.7 as required by such resolution.

(c)    Subject to the limitation set forth in Section 8.8, Licensee may credit up to [***] of the amount of any Licensee Third Party Royalties paid by Licensee under a Licensee Third Party License pursuant to Section 8.7(a), or paid under any license granted in settlement of any claim of infringement of any Third Party claim of infringement under Section 9.6, against royalties payable to Takeda under Section 8.3. Licensee may take such credit during the Calendar Quarter for which royalties are payable hereunder; provided, that in no event will such credit reduce the royalties payable to Takeda for such Calendar Quarter by more than [***].

(d)    This Section 8.7 shall not apply to any Licensee Third Party Royalties payable by Licensee or any of its Affiliates or (Sub)licensees under any license or other agreement or understanding, written or oral, between Licensee or any of its Affiliates or (Sub)licensees, on the one hand, and any Third Party, on the other hand, in existence as of the Effective Date.

(e)    During the Term, Takeda will have the right, following reasonable consultation with Licensee, to negotiate and obtain a license under one or more Patents (other than any license granted in settlement of any litigation as contemplated under Section 9.6) from one or more Third Parties (each such Third Party license is referred to herein as a “Takeda Third Party License”) if in the absence of a license under such Third Party Patents, the Exploitation of the applicable Compound or Product in the Field outside the Territory in a manner consistent with Takeda’s obligation to use Commercially Reasonable Efforts to Commercialize the Product under this Agreement would, in Takeda’s good faith assessment, upon advice of legal counsel, bear a high risk to infringe such Third Party Patents. Except as set forth in Section 8.7(g) or to the extent of any Claim for which Licensee provides indemnification under Section 15.1, or as the Parties may otherwise agree in writing, Takeda shall bear any payments associated with any royalties owed to any Third Party for such a Third Party License (collectively, the “Takeda Licensee Third Party Royalties”).

(f)    In the event that Licensee disputes Takeda’s determination that any Takeda Third Party Royalties are properly subject to the royalty offset provided under this Section 8.7 or Takeda’s allocation of any such Takeda Third Party Royalties to a Product, Licensee may by written notice to Takeda require that such dispute be resolved in accordance with Article 14; provided that Takeda shall have the right to take royalty reductions pursuant to this Section 8.7 pending resolution of any such dispute; provided further, that if any such dispute is resolved in favor of Licensee, then within [***] of such resolution, Takeda shall pay to Licensee any adjustment in royalties due pursuant to this Section 8.7 as required by such resolution.

(g)    Subject to the limitation set forth in Section 8.8, Takeda may credit up to [***] of the amount of any Takeda Third Party Royalties paid by Takeda under a Takeda Third Party License pursuant to Section 8.7(e), or paid under any license granted in settlement of any claim of infringement of any Third Party claim of infringement under Section 9.6, against royalties payable to Licensee under Section 8.3. Takeda may take such credit during the Calendar Quarter for which royalties are payable hereunder; provided, that in no event will such credit reduce the royalties payable to Licensee for such Calendar Quarter by more than [***].

(h)    This Section 8.7 shall not apply to any Takeda Third Party Royalties payable by Takeda or any of its Affiliates or (Sub)licensees under any license or other agreement or understanding, written or oral, between Takeda or any of its Affiliates or (Sub)licensees, on the one hand, and any Third Party, on the other hand, in existence as of the Effective Date.

8.8    Limitation on Royalty Reductions. Notwithstanding anything contained in this Agreement to the contrary, the reductions and offsets to royalties provided in Sections 8.5, 8.6, and 8.7 may not, individually or in the aggregate, reduce the royalties payable with respect to Net Sales of any Product sold by (a) Licensee, its Affiliates and its and their (Sub)licensees in any country during a Calendar Quarter during the applicable Licensee Royalty Term by more than [***] of the original royalty percentage amount owed to Takeda pursuant to Section 8.3(a) (i.e., [***]) or (b) Takeda, its Affiliates and its and their (Sub)licensees in any country during a Calendar Quarter during the applicable Takeda Royalty Term by more than [***] of the original royalty percentage amount owed to Licensee pursuant to Section 8.3(b)(i) (i.e., [***]) or pursuant to Section 8.3(b)(ii) ([i.e., [***]).

8.9    Manner of Payment. No later than [***], each Party shall provide the other Party with a written report containing such Party’s reasonable good faith estimate of the following information for the Calendar Quarter in order to allow such other Party to comply with internal accounting procedures: the amount of total aggregate gross sales (U.S. dollars) of the Products by such Party, its Affiliates, and its (Sub)licensees, an itemized calculation of Net Sales by such Party, its Affiliates, or its (Sub)licensees showing deductions, to the extent practicable, provided for in the definition of “Net Sales,” a calculation of the royalty payment due on such sales, an accounting of the number of units and prices for the Products sold, the application of the reductions, if any, made in accordance with this Article 8, and any information required by such other Party for the purpose of calculating royalties. Within [***] following the end of each Calendar Quarter, each Party shall provide the other Party with a report containing the actual (not estimated) information described above in respect of such Calendar Quarter for such other Party’s review and confirmation within [***] from receipt. In the event that either Party determines that the calculation of Net Sales for a Calendar Quarter deviates from the amounts previously reported to such Party for any reason (such as, on account of additional amounts collected or Product returns), the Parties shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.    Within the later of (a) [***] from the end of the Calendar Quarter, or (b) [***] following the receiving Party’s written confirmation of the applicable quarterly report, the paying Party shall pay all amounts due to the other Party pursuant to this Article 8 with respect to Net Sales for such Calendar Quarter.

8.10    Exchange Rate. All amounts due to either Party hereunder will be expressed in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement will be the exchange rate used by such Party in its financial reporting in accordance with GAAP or IFRS.

8.11    Taxes.

(a)    Withholding Tax. The amounts payable pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. The paying Party shall deduct and withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if the Party receiving such Payment is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to the paying Party or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold tax. In such case the paying Party shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that paying Party is in receipt of evidence, in a form reasonably satisfactory to it, for example the receiving Party’s delivery of all applicable documentation at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send the receiving Party proof of such payment within [***] following that payment.

(b)    Assignment.    If Licensee assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 16.4 and if such Affiliate or Third Party shall be required by Applicable Law to withhold any additional Taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement shall be increased to take into account the additional Taxes withheld as may be necessary so that, after making all required withholdings, the payee Party receives an amount equal to the sum it would have received as of the Effective Date. For the avoidance of doubt, if Takeda assigns its right and obligations under this Agreement in compliance with Section 16.4, Takeda shall not be entitled to any additional payments with respect to Taxes arising as a result of Takeda’s assignment.

8.12    Audit. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of royalty and other payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the end of the Calendar Year or Takeda Fiscal Year, as applicable, to which they pertain for examination at such other Party’s expense, and not more often [***], by an independent certified public accountant selected by such other Party and reasonably acceptable to such Party, for the sole purpose of verifying the accuracy of the financial reports furnished by such Party pursuant to this Agreement. Any such auditor shall not disclose such Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by such Party or the amount of payments due to such other Party under this Agreement during the prior [***]. Any amounts shown to be owed to such other Party but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 8.13) from the original due date. Any amounts shown to have been overpaid shall be refunded within [***] from the accountant’s report. The auditing Party shall bear the full expense of such audit unless such audit discloses an underpayment by the audited Party of more than [***] of the amount due, in which case such audited Party shall bear the full expense of such audit.

8.13    Manner of Payment, Late Payment. All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by such Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to until the date of payment at the per annum rate of [***] over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

ARTICLE 9 – INTELLECTUAL PROPERTY MATTERS

9.1    Ownership of Inventions. Inventorship shall be determined in accordance with U.S. patent laws. Each Party shall own any Inventions made solely by its own employees, agents, or independent contractors in the course of conducting any activities under this Agreement, together with all intellectual property rights therein (the “Sole Inventions”). The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (the “Joint Inventions”).

9.2    Disclosure of Inventions.

(a)    Each Party shall promptly disclose to the other Party any Inventions that such Party believes are patentable Joint Inventions.

(b)    Takeda shall inform Licensee of any Sole Inventions discovered or generated by its employees, agents or independent contractors, and all Information relating to such Inventions to the extent necessary for the use of such Invention in the Exploitation of a Product in the Field in the Territory and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such invention in accordance with Section 9.3.

(c)    Licensee shall inform Takeda of any Sole Inventions discovered or generated by its employees, agents or independent contractors, and all Information relating to such Inventions to the extent necessary for the use of such Invention in the Exploitation of a Product in the Field outside the Territory and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such Invention in accordance with Section 9.3.

9.3    Prosecution of Patents.

(a)    Takeda General Patents. Takeda shall continue to have the sole right and authority to prepare, file, prosecute and maintain the Takeda General Patents at its own expense on a worldwide basis.

(b)    Licensee Patents. Except as otherwise provided in this Section 9.3(b), Licensee shall have the sole right and authority to prepare, file, prosecute and maintain the Licensee Patents on a worldwide basis at its own expense. Licensee shall provide Takeda a reasonable opportunity to review and comment on material communications from any patent authority outside of the Territory regarding the Licensee Patents and drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Licensee shall consider Takeda’s comments regarding such communications and drafts in good faith. In the event that Licensee elects not to continue the prosecution or maintenance of a Licensee Patent in any country outside of the Territory, then Licensee shall provide Takeda with written notice of such determination within a period of time reasonably necessary to allow Takeda to determine its interest in such Licensee Patent(s) (which notice from Licensee shall be given no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such Licensee Patent(s) with the applicable patent authority). In the event Takeda provides written notice expressing its interest in assuming responsibility for all costs and responsibility associated with the prosecution and maintenance of such Licensee Patent in such country, Licensee will provide any assistance reasonably requested by Licensee associated with the prosecution and maintenance of such Licensee Patent. In such circumstances, Licensee shall and hereby does grant to Takeda an exclusive license to all of its right, title and interest in the relevant Licensee Patent.

(c)    Takeda Compound Patents and Joint Patents.

(i) Except as otherwise provided in this Section 9.3(c)(i), Licensee shall have the sole right and responsibility to prepare, file, prosecute and maintain the Takeda Compound Patents and the Joint Patents in the Territory at its own expense. The Parties shall confer and mutually agree to a filing strategy, including the jurisdictions in which to file a patent application, and Licensee shall provide Takeda a reasonable opportunity to review and comment on material communications from any patent authority in the Territory regarding the Takeda Compound Patents and the Joint Patents and drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Licensee shall consider Takeda’s comments regarding such communications and drafts in good faith. Any claim amendment of a Takeda Compound Patent that will limit claims such that a Compound or Product would no longer be covered by such Takeda Compound Patent will require Takeda’s consent. In the event that Licensee elects not to continue the prosecution or maintenance of a Takeda Compound Patent or Joint Patent in any country in the Territory or, with Takeda´s consent as provided in this Section 9.3(c)(i), elects to amend the claims of any Takeda Compound Patent such that a Compound or Product would no longer be covered by such Takeda Compound Patent, then Licensee shall provide Takeda with written notice of such determination within a period of time reasonably necessary to allow Takeda to determine its interest in such Takeda Compound Patent or Joint Patent (which notice from Licensee shall be given no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such Takeda Compound Patent or Joint Patent with the applicable patent authority). In the event Takeda provides written notice expressing its interest assuming responsibility for all costs and responsibility associated with the prosecution and maintenance of such Takeda Compound Patent or Joint Patent in such country, Licensee will provide any assistance reasonably requested by Takeda associated with the prosecution and maintenance of such Takeda Compound Patent or Joint Patent. In such circumstances with respect to a Joint Patent, Licensee shall and hereby does grant to Takeda an exclusive license to all of its right, title and interest in the relevant Joint Patent in such country. In such circumstances with respect to a Takeda Compound Patent, unless the Parties otherwise mutually agree, Licensee’s license to such Takeda Compound Patent will cease to exist without further notice.

(ii) Except as otherwise provided in this Section 9.3(c)(ii), Takeda shall have the sole right and responsibility to prepare, file, prosecute and maintain equivalents outside the Territory of the Takeda Compound Patents and of the Joint Patents outside the Territory at its own expense. With regard to such patents and patent applications, the Parties shall confer and mutually agree to a filing strategy, and Takeda shall provide Licensee a reasonable opportunity to review and comment on material communications from any patent authority regarding such patents and patent applications and drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Takeda shall consider Licensee’s comments regarding such communications and drafts in good faith. Any claim amendment of any such patent application that will limit claims such that a Compound or Product would no longer be covered by such patent application will require Licensee’s consent. In the event that Takeda elects not to continue the prosecution or maintenance of such patent or patent application outside the Territory, then Takeda shall provide Licensee with written notice of such determination within a period of time reasonably necessary to allow Licensee to determine its interest in such patent or patent application (which notice from Takeda shall be given no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such patent or patent application with the applicable patent authority). In the event Licensee provides written notice expressing its interest assuming responsibility for all costs and responsibility associated with the prosecution and maintenance of such patent or patent application outside the Territory, Takeda will provide any assistance reasonably requested by Licensee associated with the prosecution and maintenance of such patent or patent application. In such circumstances with respect to such patent or patent application, Takeda shall and hereby does grant to Licensee an exclusive license to all of its right, title and interest in such patent or patent application.

(d)    Cooperation in Prosecution. Each Party shall provide the other Party reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3 (including with respect to equivalents outside the Territory of the Takeda Compound Patents and of the Joint Patents), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below.

(i)    The Parties shall respectively prepare, file, maintain and prosecute the Takeda Compound Patents, Licensee Patents, Joint Patents and Japanese equivalents of the Takeda Compound Patents and of the Joint Patents as set forth in this Section 9.3. As used herein, “prosecution” of such Patents shall include all communication, payment of due official fees and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings.

(ii)    All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Takeda Patents, the Licensee Patents, the Joint Patents, and equivalents outside the Territory thereof, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents and equivalents outside the Territory, shall be considered Confidential Information and subject to the confidentiality provisions of Article 11 to the extent they are not publicly accessible from the relevant patent authority.

(iii)    Assignments to Licensee Patents and Joint Patents shall be effected as follows: (1) employees or agents of Licensee that are named as inventors on Licensee Patents shall assign their interest in such Patents to Licensee; and (2) employees or agents of Takeda or Licensee that are named as inventors on Joint Patents shall assign their interest in such Patents to their respective employer.

(iv)    For decisions regarding patent term extensions, in the Territory with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Takeda Compound Patents, Licensee Patents or Joint Patents that cover the Product, Licensee will consult Takeda no later than [***] after the first submission of a market authorization request for the Product anywhere within the Territory, and will consider Takeda´s recommendations in good faith. The final decision regarding such patent term extension shall rest with Licensee, and Licensee, at its sole cost and expense, shall have the sole right and responsibility to apply for such patent term extension. Takeda shall cooperate with Licensee to provide necessary information and assistance, as Licensee may reasonably request, in obtaining patent term extension or supplemental protection certificates in any country in the Territory where applicable to a Takeda Compound Patent, Licensee Patent and Joint Patent.

9.4    Purple Book Listing. Subject to Section 9.3, Licensee shall be solely responsible for listing and maintaining all appropriate Takeda Compound Patents, Licensee Patents and Joint Patents in the Purple Book in the United States, the Patent List in Canada or the equivalent in other countries in the Territory, [***]. Upon request of Licensee, Takeda shall cooperate with Licensee to file appropriate information with the FDA for listing any Takeda Compound Patents and any Joint Patents in the Purple Book in the United States, the Patent List in Canada or the equivalent in other countries in the Territory.

9.5    Infringement of Patents by Third Parties.

(a)    Notification. Each Party shall promptly notify the other Party in writing of any existing, alleged or threatened infringement of the Takeda Patents, Joint Patents or Licensee Patents (or of any equivalent outside the Territory of any of the foregoing) in the Field of which it becomes aware, and shall provide all Information in such Party’s possession or control demonstrating such infringement.

(b)    Infringement Action.

(i)    “Product Infringement” shall mean any Third Party engaged in any existing, alleged or threatened infringement of any Takeda Compound Patent, Licensee Patent or Joint Patent related to the making, using, importing, offering for sale or selling a Product in the Field. Licensee shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Product Infringement in the Territory, subject to Section 9.5(b)(ii) through 9.5(b)(iv), below. Takeda shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Product Infringement outside of the Territory, subject to Section 9.5(b)(ii) through 9.5(b)(iv), below.

(ii)    Each Party shall notify the other Party of its election to take any action in accordance with Section 9.5(b)(i) within [***] before any time limit set forth in an Applicable Law or regulation, including the time limits set forth under the Hatch-Waxman Act (21 U.S.C. § 355). In the event a Party does not so elect, such Party shall so notify the other Party in writing, and the other Party shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Takeda Compound Patent, Licensee Patent or Joint Patent against such Third Party at its own expense. If one Party elects to bring suit or take action against the Product Infringement, then the other Party shall have the right, prior to commencement of the trial, suit or action, to join any such suit or action.

(iii)    Each Party shall provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. Each Party shall confer upon the other Party any authority, as a licensee under such the applicable Patents, necessary for such other Party to enforce those Patents pursuant to Section 9.5(b)(i) and (ii). The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy, filing of important papers to the competent court, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)    Subject to this Section 9.5(b)(iv), the enforcing Party shall be [***].

(c)    Settlement. [***].

(d)    Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit or action brought under Sections 9.5(b), or 9.5(c), or any royalties from a license agreement with a Third Party related to any alleged Product Infringement, whether such damages or royalties result from the infringement of Takeda Compound Patents, Licensee Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, action or license, and any remaining amounts shall be split as follows: [***].

9.6    Infringement of Third Party Rights.

(a)    Notice. If any Product used or sold by a Party, its Affiliates, or (Sub)licensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “identity of interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

(b)    Defense. Licensee shall have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent as described in Section 9.6(a) above in the Territory, at Licensee’s expense. Takeda shall have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent as described in Section 9.6(a) above outside the Territory, at Takeda’s expense. If such first Party does not commence actions to defend such claim within [***] after it receives notice thereof (or within [***] after it should have given notice thereof to the other Party as required by Section 9.6(a)), then to the extent allowed by the Applicable Laws, such other Party shall have the right, but not the obligation, to control the defense of such claim by legal counsel of its choice, at such other Party’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney. If the defending Party recovers monetary damages from any such Third Party asserting such a claim of infringement as a result of counter claims brought by such defending Party based on any Takeda Compound Patent or Joint Patent, or any royalties from a license agreement with such Third Party, such recovery shall be allocated first to the reimbursement of any expenses incurred by the defending Party in such litigation, action or license, and any remaining amounts shall be split as follows: [***].

(c)    Settlement; Licenses. Neither Party shall enter into any settlement of any claim described in this Section 9.6 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall have the right to decline to defend or to tender defense of any such claim to the other Party upon reasonable notice, including if the other Party fails to agree to a settlement that such Party proposes.

9.7    Patent Oppositions and Other Proceedings.

(a)    Third Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that covers the Product, or the use, making, sale, offer for sale or importation of the Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 9.6, in which case the provisions of Section 9.6 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Each Party shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in its respective territory. If such Party does not bring such an action in its territory, within [***] of notification thereof pursuant to this Section 9.7(a) (or earlier, if required by the nature of the proceeding), then the other Party shall have the right, but not the obligation, to bring, at such other Party’s sole expense, such action. The Party not bringing an action under this Section 9.7(a) shall be entitled to separate representation in such proceeding by legal counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action.

(b)    Parties’ Patent Rights. If any Takeda Compound Patent, Joint Patent or Licensee Patent has become by the Effective Date or becomes on or after the Effective Date the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.5, in which case the provisions of Section 9.5 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent as set forth in Section 9.3, shall control such defense at its own expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own legal counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action shall be allocated between the Parties as provided in Section 9.5(d). A list of proceedings commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof before the Effective Date is attached hereto as Exhibit D.

9.8    Product Trademarks and Takeda Product Trademarks.

(a)    Generally. Licensee shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of a Product in the Field in the Territory. Takeda shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of a Product outside of the Territory, including any Takeda Product Trademarks.

(b)    Licensee Product Trademarks.

(i)    If Licensee, in its sole discretion, elects to use a Product Trademark with respect to the Exploitation of a Product in the Field in the Territory, Licensee shall own all right, title, and interest to such Product Trademark, and shall be responsible, [***], for the registration, prosecution, maintenance and enforcement thereof.

(ii)    Takeda may, in its sole discretion, elect to use a Product Trademark with respect to the Exploitation of such Product in the Field outside of the Territory under the license grant set forth in Section 4.2. If Takeda so elects to use a Product Trademark, Licensee shall file, register and maintain such Product Trademarks outside of the Territory at Takeda’s cost. Takeda may also, in its sole discretion, elect to use a Takeda Product Trademark with respect to the Exploitation of such Product in the Field outside the Territory.

(iii)    In the event Takeda exercises its rights under Section 4.2 to use the Product Trademarks, Takeda recognizes Licensee’s rights in, under and to the Product Trademarks and shall not at any time impair Licensee’s rights to the Product Trademarks.

(iv)    In the event Takeda exercises its rights under Section 4.2 to use the Product Trademarks, Takeda shall not make any representation indicating that it has any right, title or interest in or to the ownership or use of the Product Trademarks except under the terms of this Agreement, and Takeda acknowledges that nothing in this Agreement shall give Takeda any right, title or interest in or to any Product Trademark except under the terms of this Agreement.

(v)     Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of any Product Trademarks and of any actual or threatened claim that the use of any Product violates the rights of any Third Party.

(vi)    Licensee shall at its sole discretion, be responsible for defending and enforcing the Product Trademarks, including the settlement of any actions relating to the same and, in connection therewith, will consider in good faith and reasonably address Takeda’s input and comments with respect to use outside the Territory. Any award of damages or other recovery from an infringement action concerning the Product Trademarks pursuant to this Section 9.8(b)(vi) shall be retained solely and exclusively by Licensee.

(c)    Takeda Product Trademarks. [***].

ARTICLE 10 – REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations, Warranties and Covenants. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and covenants that:

(a)    Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)    Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c)    Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with, violate or result in a breach of any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound (including, in the case of Takeda and its Affiliates, the Agreement and Plan of Merger), nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d)    No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Regulatory Authorities necessary for the Exploitation of the Compound and the Product as contemplated hereunder).

(e)    No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

(f)    Transparency Reporting. Each Party shall be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors,

and agents pursuant to the requirements of the marketing reporting laws of any Government Authority, including Section 6002 of the Patient Protection and Affordable Care Act, commonly referred to as the “Sunshine Act.”

10.2    Additional Representations, Warranties and Covenants of Takeda. Takeda represents and warrants as of the Effective Date and covenants to Licensee that:

(a)    As of the Effective Date, Takeda has all rights necessary to grant, and the U.S. Government does not hold any rights or property interests that prevent or prohibit Takeda’s ability to grant, the licenses under the Takeda Compound Patents and Takeda General Patents listed on Exhibit D as of the Effective Date and the Takeda Know-How Controlled by Takeda or any of its Affiliates as of the Effective Date, and rights of cross-reference under Regulatory Materials existing as of the Effective Date that it grants to Licensee in this Agreement. As of the date Takeda includes any additional Takeda Compound Patents or Takeda General Patents on Exhibit D, Takeda shall have all rights necessary to grant the license under such additional Takeda Compound Patents and Takeda General Patents that it grants to Licensee in this Agreement. During the Term, Takeda shall have all rights necessary to grant the rights of cross-reference under Regulatory Materials that it grants to Licensee in this Agreement.

(b)    As of the Effective Date, the Takeda Compound Patents set forth in Exhibit D represent all Patents that Takeda or any of its Affiliates Controls that claim TAK-214 or a Product comprising TAK-214 as the sole active ingredient in the Field in the Territory. As of the date Takeda provides Licensee any update of Exhibit D, the Takeda Compound Patents set forth in Exhibit D represent all Patents that Takeda or any of its Affiliates Controls that claim TAK-214 or a Product comprising TAK-214 as the sole active ingredient in the Field in the Territory. As of the later of the Effective Date or the date on which any Takeda Compound Patent is first set forth on Exhibit D, Takeda is the sole and exclusive owner of the entire right, title and interest in such Takeda Compound Patent free of any encumbrance, lien, or claim of ownership by any Third Party, except to the extent otherwise expressly stated on Exhibit D. As of the Effective Date, Exhibit D lists all Patents Controlled by Takeda or its Affiliates needed to conduct Exploitation of the Compound and Product in the Field and in the Territory as conducted by Takeda prior to the Effective Date.

(c)    As of the Effective Date, to Takeda’s Knowledge, there is no actual or threatened infringement or misappropriation of the Takeda Know-How or Takeda Compound Patents by any Person in the Territory.    Takeda shall notify Licensee promptly after becoming aware of any actual or threatened infringement or misappropriation of the Takeda Know-How or Takeda Compound Patents by any Person in the Territory.

(d)    As of the date on which any Takeda Compound Patent is first set forth on Exhibit D, such Takeda Compound Patent is being diligently prosecuted in the Territory in accordance with Applicable Law, and, to Takeda’s Knowledge, such Takeda Compound Patent has been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(e)    As of the date on which any Takeda Compound Patent is first set forth on Exhibit D, such Takeda Compound Patent does not fail to properly identify each and every inventor of the claims thereof as determined in accordance with Applicable Law of the jurisdiction in which such Takeda Compound Patent is issued or such application is pending; except in each case to the extent otherwise expressly stated on Exhibit D as of the date on which any such Takeda Compound Patent is first set forth on Exhibit D.

(f)    As of the Effective Date, to Takeda’s Knowledge, the Takeda Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Takeda, no breach of such confidentiality has been committed by any Third Party.

(g)    The inventions claimed or disclosed by any Takeda Compound Patent (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the U.S. or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act; except in each case to the extent otherwise expressly stated on Exhibit D as of the date on which any such Takeda Compound Patent is first set forth on Exhibit D.

(h)    As of the Effective Date, neither Takeda nor any of its Affiliates has been debarred by the FDA or is subject to any similar sanction of other Regulatory Authorities. Neither Takeda nor any of its Affiliates has used, or will engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA. Takeda shall inform Licensee in writing [***] if it or any Person engaged by Takeda or any of its Affiliates who is performing any activities under or in connection with this Agreement or any ancillary agreements (if any) is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Takeda’s Knowledge, is threatened, relating to the debarment or conviction of Takeda, any of its Affiliates or any such Person performing activities.

(i)    As of the Effective Date, to Takeda’s Knowledge, there are no material claims, judgments, or settlements against, or amounts with respect thereto, owed by Takeda or any of its Affiliates to any Third Parties relating to the Regulatory Materials licensed by Takeda to Licensee or the Takeda Know-How. As of the date Takeda includes any Takeda Compound Patents on Exhibit D to Takeda’s Knowledge, there are no material claims, judgments, or settlements against, or amounts with respect thereto, owed by Takeda or any of its Affiliates to any Third Parties relating to such Takeda Compound Patents in the Territory except in each case to the extent otherwise expressly stated on Exhibit D as of the date on which any such Takeda Compound Patent is first set forth on Exhibit D.

(j)    No claim or litigation has been brought or, to Takeda’s Knowledge, threatened by any Person alleging, and Takeda has no Knowledge of any claim, whether or not asserted: (i) that any of the Takeda Compound Patents is invalid or unenforceable; except in each case to the extent otherwise expressly stated on Exhibit D as of the date on which any such Takeda Compound Patent is first set forth on Exhibit D, (ii) that the Regulatory Materials licensed by Takeda to Licensee, the Takeda Compound Patents, the Takeda Know-How, or the disclosing, copying, making, assigning, or licensing of the Regulatory Materials by Takeda to Licensee, the Takeda

Compound Patents or the Takeda Know-How, violates, infringes, or otherwise conflicts or interferes with, or would violate, infringe, or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person; or (iii) related to the Development of the Product except in each case to the extent otherwise expressly stated on Exhibit D. Takeda shall notify Licensee [***] after becoming aware of any claim or litigation that has been brought or threatened by any Person alleging any of the foregoing. [***].

(k)    To Takeda’s Knowledge, Takeda and its Affiliates have provided or made available to Licensee prior to the Effective Date, true, complete, and correct copies (as of the Effective Date) of all material adverse information known to Takeda with respect to the safety and efficacy of any Compound or Product, and all of the foregoing information and documents provided are true, correct, and complete in all material respects.

(l)    Takeda owns or otherwise controls all right, title and interest in and to the Regulatory Materials that Takeda licenses to Licensee hereunder, and to Takeda’s Knowledge, Takeda and its Affiliates have generated, prepared, maintained, and retained all material Regulatory Materials in the Field that are required to be maintained or retained pursuant to and in accordance with GCP, GLP and other Applicable Law, and all such information is true, complete and correct in all material respects and what it purports to be.

10.3    Additional Representations, Warranties and Covenants of Licensee. Licensee represents and warrants as of the Effective Date and covenants to Takeda that:

(a)    As of the Effective Date, Licensee has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Authorities), and is not subject to any such debarment or similar sanction by any such Regulatory Authority. Licensee has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA. Licensee shall inform Takeda in writing [***] if it or any Person engaged by Licensee who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Licensee’s Knowledge, is threatened, relating to the debarment or conviction of Licensee or any such Person performing services hereunder.

(b)    To the extent permissible under Applicable Law, all employees of Licensee or its Affiliates performing activities under this Agreement shall be under an obligation to assign all right, title and interest in and to their inventions and other know-how, whether or not patentable, and intellectual property rights therein, to Licensee or its Affiliate(s) as the sole owner thereof. Takeda shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Licensee or any of its Affiliates in respect of any such inventions, Information and discoveries and intellectual property rights therein that are so assigned to Licensee or its Affiliate(s). Licensee will pay all such remuneration, if any, due to such inventors with respect to such inventions and other know-how and intellectual property rights therein.

(c)    In performing its obligations under this Agreement, or any ancillary agreements (if any), Licensee shall, and shall cause its Affiliates and (Sub)licensees to, comply with (i) all Applicable Law, including any applicable anti-corruption or anti-bribery laws or regulation, of any

Governmental Authority with jurisdiction over the activities performed by Licensee or its Affiliates or (Sub)licensees in furtherance of such obligations, and (ii) standard pharmaceutical industry accepted guidelines regarding promotional materials, including Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines.

(d)    During the period commencing upon the Effective Date and until the first to occur of [***], Licensee and its Affiliates, without the prior written consent of Takeda, during the Term, shall not solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of Takeda, or any of its Affiliates who has been as of, or becomes after the Effective Date, involved in the discussion leading to this Agreement, or the Development, Manufacture or Commercialization of any Compound or Product (each, an “Involved Employee”) to terminate his or her relationship with Takeda or Takeda’s Affiliate. An offer of employment to any such Involved Employee of Takeda by Licensee or its Affiliates which results directly from unsolicited responses to general advertisements for employment will not be deemed to be in violation of this provision.

(e)    The Stock Issuance Agreement attached as Exhibit F is substantially the same as the Common Stock purchase agreements entered into by Licensee and other founders on or prior to the Effective Date.

(f)    The Up-Front Shares issued pursuant to Section 2.1 represent [***] of Fully-Diluted Capitalization of Licensee as of the Effective Date, excluding the securities issued in the Qualified Financing (and, for the avoidance of doubt, excluding any Series A preferred stock and any convertible promissory notes that are converted into the securities issued in the Qualified Financing).

(g)    The capitalization table provided to Takeda (i) reflects the information upon which the calculation of the number of shares of Common Stock issued to Takeda pursuant to this Agreement has been made and (ii) is true, complete and correct as of the Effective Date.

(h)    As of the date Licensee includes any Licensee Patents on Exhibit B Licensee shall have all rights necessary to grant the license under such Licensee Patents that it grants to Takeda in this Agreement. During the Term, Licensee shall have all rights necessary to grant the rights of cross-reference under Regulatory Materials that it grants to Takeda in this Agreement.

(i)    There are no Licensee Patents as of the Effective Date and accordingly there are no Licensee Patents listed in Exhibit B as of the Effective Date. As of the date Licensee provides Takeda any update of Exhibit B, the Licensee Patents set forth in Exhibit B represent all Licensee Patents that Licensee or any of its Affiliates (if any Affiliates) Controls that claim the Compound or Product in the Field. As of the date on which any Licensee Patent is first set forth on Exhibit B, Licensee is the sole and exclusive owner of the entire right, title and interest in such Licensee Patent free of any encumbrance, lien, or claim of ownership by any Third Party, except to the extent otherwise expressly stated on Exhibit B.

(j)    Licensee shall notify Takeda [***] after becoming aware of any actual or threatened infringement or misappropriation of the Licensee Know-How or Licensee Patents by any Person.

(k)    As of the date on which any Licensee Patent is first set forth on Exhibit B, such Licensee Patent is being diligently prosecuted in accordance with Applicable Law, and, to Licensee’s Knowledge, such Licensee Patent has been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(l)    As of the date on which any Licensee Patent is first set forth on Exhibit B, such Licensee Patent does not fail to properly identify each and every inventor of the claims thereof as determined in accordance with Applicable Law of the jurisdiction in which such Licensee Patent is issued or such application is pending.

(m)    As of the Effective Date, to Licensee’s Knowledge, the Licensee Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Licensee, no breach of such confidentiality has been committed by any Third Party.

(n)    The inventions claimed or disclosed by any Licensee Patent (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the U.S. or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act; except in each case to the extent otherwise expressly stated on Exhibit B as of the date on which any such Licensee Patent is first set forth on Exhibit B.

(o)    As of the Effective Date, to Licensee’s Knowledge, there are no material claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensee or any of its Affiliates to any Third Parties relating to the Regulatory Materials licensed by Licensee to Takeda or the Licensee Know-How. As of the date Licensee includes any Licensee Patents on Exhibit B to Licensee’s Knowledge, there are no material claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensee or any of its Affiliates to any Third Parties relating to such Licensee Patents except in each case to the extent otherwise expressly stated on Exhibit B as of the date on which any such Licensee Patent is first set forth on Exhibit B.

(p)    Licensee shall notify Takeda [***] after becoming aware of any claim or litigation that has been brought or threatened by any Person alleging: (i) that any of the Licensee Patents is invalid or unenforceable, (ii) that the Regulatory Materials licensed by Licensee to Takeda, the Licensee Patents, the Licensee Know-How, or the disclosing, copying, making, assigning, or licensing of the Regulatory Materials by Licensee to Takeda, the Licensee Patents or the Licensee Know-How, violates, infringes, or otherwise conflicts or interferes with, or would violate, infringe, or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person; or (iii) related to the Development of the Product.

(q)    Licensee owns or otherwise controls all right, title and interest in and to the Regulatory Materials that Licensee licenses to Takeda hereunder, and to Licensee’s Knowledge, Licensee and its Affiliates have generated, prepared, maintained, and retained all material Regulatory Materials in the Field that are required to be maintained or retained pursuant to and in accordance with GCP, GLP and other Applicable Law, and all such information is true, complete and correct in all material respects and what it purports to be.

10.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 11 – CONFIDENTIALITY

11.1    Nondisclosure. Each Party agrees that, during the Term and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 11.1 shall not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret (to the extent understood by a Party to be a trade secret) within such Confidential Information shall survive such [***] period for so long as such Confidential Information remains protected as a trade secret under Applicable Law.

11.2    Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

(a)    is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b)    is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)    is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(d)    is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;

(e)    is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of or access to Confidential Information belonging to the Disclosing Party; or

(f)    is the subject of written permission to disclose provided by the Disclosing Party.

11.3    Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting Patents as permitted by this Agreement;

(b)    filing Regulatory Materials in order to obtain or maintain Regulatory Approvals;

(c)    prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d)    complying with Applicable Law or regulations or court or administrative orders; or

(e)    to its Affiliates, (Sub)licensees or prospective (Sub)licensees, subcontractors or prospective subcontractors, payors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive (except for the duration of such restrictions, which shall be no less than [***] than those set forth in this Article 11; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(e) to treat such Confidential Information as required under this Article 11.

(f)    to its actual or prospective investors, acquirers, merger-partners, and to any investment advisors, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 11 (except for the duration of such restrictions, which shall be [***] or, [***]); provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(f) to treat such Confidential Information as required under this Article 11.

(g)    If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (d) of this Section 11.3, it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure and shall be jointly and severally liable for any breach of this Article 11 by such Person.

11.4    Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties.

11.5    Publicity. After consummation of the Qualified Financing, the Parties shall make a joint public announcement of the execution of this Agreement which shall be issued at a time to be mutually agreed by the Parties. The Parties intend that the content of the joint public announcement will be substantially similar to the form of press release attached hereto as Exhibit J, however the final content must be mutually agreed upon by both Parties prior to being issued by either party.    Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 11.5 without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

11.6    Securities Filings. Notwithstanding anything to the contrary in this Article 11, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party shall notify the other Party of such intention and shall provide the other Party with a copy of relevant portions of the proposed filing at least [***] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related agreements between the Parties. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related agreements between the Parties that the other Party requests to be kept confidential or otherwise afforded confidential treatment, and shall only disclose Confidential Information that it is reasonably advised by legal counsel is legally required to be disclosed. No such notice shall be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by the either Party in accordance with this Section 11.6 or otherwise approved by the other Party or disclosed in a prior press release by the Parties or other prior public disclosure made by a Party in accordance with the terms of this Article 11.

11.7    Publications and Promotional Materials.

(a)    As between the Parties, (i) Licensee, its Affiliates and its or their (Sub)licensees will have the sole right to publish academic, scientific or medical peer reviewed publications that relate to the Compound or a Product, other than any publication of data resulting from Clinical Trials conducted by Takeda, its Affiliates and its or their (Sub)licensees with respect to Development of Product for Regulatory Approval in Japan, and (ii) Takeda, its Affiliates and its or their (Sub)licensees will have the sole right to publish data resulting from Clinical Trials conducted by Takeda, its Affiliates and its or their (Sub)licensees with respect to Development of Product for Regulatory Approval in Japan.

(b)    Each Party shall submit to the other Party for such other Party’s review any proposed academic, scientific or medical peer reviewed publication by such Party, its Affiliates and its or their (Sub)licensees that relates to the Compound or a Product. Licensee shall also submit to Takeda for its review any proposed academic, scientific or medical publication or public presentation that contains Takeda Know-How or Joint Know-How that has not been previously publicly disclosed or otherwise approved by Takeda to be publicly disclosed, for the purposes of determining whether any portion of the proposed publication or presentation should be modified or deleted so as to preserve the value of such Takeda Know-How and Joint Know-How. Takeda shall also submit to Licensee for its review any proposed academic, scientific or medical publication or public presentation that contains Licensee Know-How or Joint Know-How that has not been previously publicly disclosed or otherwise approved by Licensee to be publicly disclosed, for the purposes of determining whether any portion of the proposed publication or presentation should be modified or deleted so as to preserve the value of such Licensee Know-How or Joint Know-How. Each Party shall consider all comments provided by the other Party in good faith, including comments regarding the potential adverse impact on Exploitation of Compound and/or Product.

(c)    Written copies of any proposed publication or presentation required to be submitted hereunder shall be submitted to the applicable Party no later than [***] before submission for publication or presentation (the “Review Period”). The Party receiving such submission shall provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event such receiving Party can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications.

(d)    Each Party shall comply, and shall cause its Affiliates and (Sub)licensees to comply, with (i) standard academic practice regarding authorship of scientific publications and recognition of contribution of the other Party in any publication governed by this Section 11.7, including International Committee of Medical Journal Editors standards regarding authorship and contributions, and (ii) standard pharmaceutical industry accepted guidelines regarding promotional materials, including Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines.

11.8    Equitable Relief. Given the nature of the Confidential and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11.

ARTICLE 12 – COMMITTEE

12.1    Information Sharing Committee. Within [***] after the Effective Date, the Parties will establish an information sharing committee (the “Information Sharing Committee”). The Information Sharing Committee will be comprised of two (2) representatives from each Party, or such other number of equal representatives as the Parties may mutually agree upon. From time to time each Party may replace its Information Sharing Committee representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). The Information Sharing Committee will meet at least [***], or as frequently as agreed to by the members of the Information Sharing Committee, on such dates and at such times and places as agreed to by the members of the Information Sharing Committee, provided that at least [***] will be held in person unless otherwise mutually agreed. Each Party will be responsible for its own expenses relating to attendance at or participation in Information Sharing Committee meetings. The purpose of the Information Committee will be for (i) Party to provide the other Party with updates regarding progress of such Party’s and its Affiliates’ and (Sub)licensees’ Development, Manufacturing, and

Commercialization activities with respect to the Compound and Product, and (ii) the Parties, in accordance with Section 12.2, to exchange Licensee Know-How and Takeda Know-How.

12.2    Sharing of Know-How.

(a)    At [***] Information Sharing Committee meeting each Calendar Year, the Information Sharing Committee shall discuss, and in good faith attempt to agree upon, whether any Takeda Know-How first obtained or generated by Takeda after the Effective Date or any Licensee Know-How is reasonably necessary or useful to enable Licensee or Takeda, respectively: (i) to perform its obligations under this Agreement; (ii) Develop or Manufacture the Product; and (iii) Commercialize the Product in its respective territory. Takeda shall disclose to Licensee all Takeda Know-How first obtained or generated by Takeda after the Effective Date, and Licensee shall disclose to Takeda all Licensee Know-How first obtained or generated by Licensee after the Effective Date, in each case that the Information Sharing Committee determines is reasonably necessary or useful to enable Licensee and Takeda, respectively: (A) to perform its obligations under this Agreement; (B) Develop or Manufacture the Product; and (C) Commercialize the Product in its respective territory. All decisions by the Information Sharing Committee as to any Information to be shared pursuant to this Section 12.2(a) shall be taken only following unanimous vote, with each Party having one (1) vote.

(b)    In addition to the foregoing, during the Term, at either Party’s reasonable request, the other Party will cooperate with the requesting party to transfer Information created after the Effective Date to the extent relating to CMC data and Clinical Trial data.

12.3    Non-Member Participation. Additional non-members of the Information Sharing Committee having relevant experience may from time to time be invited to participate in an Information Sharing Committee meeting, provided that such participants shall have no voting rights or powers. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (1) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, conditioned or delayed); and (2) such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.

12.4    Alliance Managers. Promptly following the Effective Date, each Party shall designate in writing an Alliance Manager to serve as the primary point of contact for the Parties regarding this Agreement. Each Alliance Manager shall facilitate communication and coordination of the Parties’ activities under this Agreement. The Alliance Managers shall not be a member of the Information Sharing Committee but shall be allowed to attend any Information Sharing Committee meeting as a non-voting observer.

12.5    English Language. With respect to the following material communications with any Regulatory Authority which are required to be provided by one Party to the other under this Agreement, the providing Party shall provide such communication in the English language: communications or filings with the PMDA prior to the Effective Date. Notwithstanding the above, Takeda shall not be required to translate the CMC section of any Regulatory Authority communication or filing.

ARTICLE 13 – TERM AND TERMINATION

13.1    Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of this Agreement as described in this Section 13.1, unless earlier terminated pursuant to this Article 13 (the “Term”). This Agreement shall expire as follows:

(a)    on a country-by-country and Product-by-Product basis, upon the expiration of the Royalty Term with respect to each Product in each country, as applicable; or

(b)    in its entirety, upon the expiration of the Royalty Term with respect to the last Product Commercialized in the last country.

13.2    Termination for Material Breach.

(a)    Either Party (the “Non-breaching Party”) may terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within [***] (other than any breach for failure to pay, which shall be [***] or other than as provided in Section 13.2(b)) after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”); provided, however, that, to the extent termination is for uncured breach by Licensee, such termination shall apply only to those countries in the Territory to which such breach relates except for an uncured breach affecting the United States, in which case this Agreement will terminate in its entirety. A material breach by Licensee of the Warrant, which is not cured by Licensee within [***] after written notice of such material breach to Licensee from Takeda, shall be deemed a material breach of this Agreement which relates to the entire Territory. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 13.2(a) shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or unless such allegedly breaching Party disputes such breach. The right of either Party to terminate this Agreement as provided in this Section 13.2(a) shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

(b)    If the Parties reasonably and in good faith disagree as to whether there has been a material breach, including whether such breach was material, the Party that disputes whether there has been a material breach may contest the allegation in accordance with Article 14. Notwithstanding anything to the contrary contained in Section 13.2(a), the Cure Period for any Dispute shall run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party through the resolution of such Dispute pursuant to Article 14, and it is understood and acknowledged that, during the pendency of a Dispute pursuant this Section 13.2(b), all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

13.3    Termination by Licensee.

(a)    Licensee shall have the unilateral right to terminate this entire Agreement upon six (6) months prior written notice to Takeda.

(b)    Licensee shall have the right to terminate this entire Agreement at any time upon providing [***] prior written notice to Takeda if Licensee determines that the Compound or the Product caused or is likely to cause a fatal, life-threatening or other serious adverse event that is reasonably expected, based upon then available data, to preclude continued Development and/or Commercialization of the Product in the Field in the Territory.

(c)    The Parties may agree to terminate this Agreement prior to expiration of the [***] notice period provided in Section 13.3(b) above, where the Parties: (i) have reached consensus regarding the inability to continue Commercializing the Products in the Field in the Territory for the reasons set forth in Section 13.3(b); and (ii) have completed all wind-down and other transition activities, including those set forth in Section 13.6.

13.4    Termination for Patent Challenge. Takeda may terminate this entire Agreement at any time upon written notice to Licensee, if Licensee, or any of Licensee’s Affiliates, or its or their (Sub)licensees, directly, or indirectly through assistance granted to a Third Party, commences any interference or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to (a “Patent Proceeding”) any Takeda Patent anywhere in the Territory except for a country in the Territory in which this Agreement has been terminated prior to the commencement of any such Patent Proceeding. However, Takeda’s right to terminate this Agreement under this Section 13.4 shall not apply to any Affiliate of Licensee that first becomes an Affiliate of Licensee after the Effective Date in connection with a merger or acquisition event, or any (Sub)licensee, where such Affiliate or (Sub)licensee was undertaking activities in connection with a Patent Proceeding prior to such merger or acquisition event or the grant of such sublicense, provided such Affiliate or (Sub)licensee promptly ceases all activities in the furtherance of such Patent Proceeding and withdraws or terminates with prejudice any such Patent Proceeding within [***] of such merger or acquisition event or grant of sublicense.

13.5    Automatic Termination for Failure to Consummate a Qualified Financing. This Agreement shall automatically terminate if Licensee has not consummated a Qualified Financing within [***] of the Effective Date.

13.6    Termination for Insolvency.

(a)    Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than [***].

(b)    All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patents and Information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 13.5 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

13.7    Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. Upon the termination of this Agreement:

(a)    Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Licensee shall terminate in the terminated countries and Licensee shall cease any and all Development, Manufacture, and Commercialization activities with respect to the Compound and the Product in such terminated countries except for Licensee’s rights under Section 13.6(f) below;

(b)    All payment obligations to Takeda under Article 8 (excluding Section 8.12) with respect to Licensee’s Net Sales of Product in the terminated countries shall terminate, other than those that are accrued and unpaid as of the effective date of such termination or that are required to be paid pursuant to Section 8.12 or Section 13.6(f);

(c)    [***].

(d)    [***];

(e)    [***];

(f)    Subject to the payment of all amounts required under Sections 13.6(b) above and Article 8 with respect to Licensee’s Net Sales of Product, for a period of up to [***] after termination of this Agreement, Licensee shall have the right to sell or otherwise dispose of any inventory of the Product on hand at the time of such termination or in the process of Manufacturing;

(g)    [***]; and

(h)    [***].

13.8    Effect of Addition of Japan to Territory. Upon the addition of Japan to the Territory in accordance with Section 7.1(b):

(a)    Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Takeda to Develop (for Commercialization in Japan), Manufacture (for Commercialization in Japan) and Commercialize in Japan shall terminate, Takeda shall cease any and all such Development, Manufacture, and Commercialization activities with respect to the Compound and the Product for Japan, and the Territory shall be deemed to include the world, and accordingly all rights of Takeda to Exploit Compounds or Products with respect to Japan will terminate except for Takeda’s rights under Section 13.7(d) below;

(b)    All Takeda payment obligations to Licensee under Article 8 (excluding Section 8.12) with respect to Takeda’s Net Sales of the Product in Japan shall terminate, other than those that are accrued and unpaid as of the effective date of such termination or that are required to be paid pursuant to Section 8.12 or Section 13.7(d);

(c)    [***];

(d)    Subject to the payment of all amounts required under Sections 13.7(b) above and Article 8 with respect to Takeda’s Net Sales of Product, for a period of up to [***] after termination of this Agreement, Takeda shall have the right to sell or otherwise dispose of any inventory of the Product on hand at the time of such termination or in the process of Manufacturing;

(e)    [***]; and

(f)    [***].

13.9    Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 14, to seek, without restriction as to the number of times it may seek, damages, expenses and remedies that may be available to it under Applicable Law or in equity and shall be entitled to offset the amount of any damages and expenses obtained against the other Party in a final determination under Section 14.3, against any amounts otherwise due to such other Party under this Agreement.

13.10    Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein (or, if no such period is specified, indefinitely): Articles 1, 8 (but only to the extent relating to milestone events occurring on or prior to the date of expiration or termination, and only with respect to royalties owed, if any, on Products sold prior to the date of expiration or termination, or sold by Licensee, its Affiliates or (Sub)licensees after such termination to the extent expressly permitted under this Agreement), 11 (for the period set forth in Section 11.1), 14, 15, and 16 and Sections 2.1 (b), (c), (d), (e) and (f), 3.1, 4.3(d), 4.4, 4.6, 4.7, 5.8 (first sentence only), 5.9 (last sentence only), 6.6 (solely following expiration if both Parties (or any of their (Sub)licensees) are Commercializing Product), 9.1, 9.2 (with respect to any disclosure obligations that arise on or prior to expiration or termination), 9.3(b) (with respect to Licensee’s obligation to notify Takeda of Licensee’s decision to abandon or not maintain Licensee Patents), 9.3(c) (solely with respect to any Joint Patents not assigned to Takeda), 9.3(d)(ii)-(iii), 9.5(d) (to the extent any suit or action under that section is still pending upon expiration or termination), 10.4, 13.7, 13.9, and 13.10. Following the expiration of this Agreement pursuant to Section 13.1 with respect to a Product in a country of the Territory, Licensee will have a perpetual, irrevocable, non-exclusive, fully-paid and royalty-free right and license, with the right, subject to Takeda’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to grant sublicenses, under the Takeda Intellectual Property to Exploit such Product in the Field in such country of the Territory. Following the expiration of this Agreement pursuant to Section 13.1 with respect to a Product in a country outside of the Territory, Takeda will have a perpetual, irrevocable, non-exclusive, fully-paid and royalty-free right and license, with the right, subject to Licensee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to grant sublicenses, under the Licensee Intellectual Property to Exploit such Product in the Field in such country.

ARTICLE 14– DISPUTE RESOLUTION

14.1    Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 14 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute”, and collectively, the “Disputes”) that is not resolved through good faith negotiation between the Parties.

14.2    Resolution by Executive Officers. Except as otherwise provided in this Section 14.2, in the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***] after receipt of written notice of such Dispute by a Party, either Party may, by written notice to the other Party, refer the Dispute to the senior executive officer (or his/her delegate) of the other Party for attempted resolution by good faith negotiation within [***] after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 14.2 in accordance with Section 14.3.

14.3    Litigation. Any unresolved Dispute which was subject to Section 14.2, shall be brought exclusively in a court of competent jurisdiction, federal or state, located in New York, New York, and in no other jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court and state courts located in New York, New York for the purpose of any and all unresolved Disputes which were subject to Section 14.2; (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts in such jurisdiction should be dismissed on grounds of forum non-conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

14.4    Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

14.5    Payment Tolling. During the pendency of any dispute resolution proceeding between the Parties under this Article 14, the obligation to make any payment, or portion thereof, under this Agreement from one Party to the other Party, which payment, or portion thereof, is the subject, in whole or in part, of a proceeding under this Article 14, shall be tolled until the final outcome of such Dispute has been established. Any portion of a payment which is not in dispute shall be paid in accordance with the terms of this Agreement.

14.6    Confidentiality. Any and all activities conducted under Article 14, including any and all proceedings and decisions under Section 14.3, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 11.

14.7    WAIVER OF RIGHT TO JURY TRIAL. In connection with the Parties’ rights under Section 14.3, EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

ARTICLE 15 – INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1    Indemnification by Licensee. Licensee hereby agrees to defend, indemnify and hold harmless Takeda and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Takeda Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, the “Losses”), to which any Takeda Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (i) the practice by Licensee or its Affiliate of any license granted to it under Article 4; (ii) the use, handling, storage, sale or other disposition of the Compound or the Product by Licensee or its Affiliate or (Sub)licensee, including any use of the Compound or the Product for Development and Commercialization; (iii) the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement; or (iv) the negligence, gross negligence or willful misconduct of Licensee, its Affiliate or its (Sub)licensee, or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (i) through (iv) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence or willful misconduct of any Takeda

Indemnitee or the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement, or are subject to Takeda’s indemnification obligations pursuant to Section 15.2.

15.2     Indemnification by Takeda. Takeda hereby agrees to defend, indemnify and hold harmless Licensee and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, an “Licensee Indemnitee”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (i) the practice by Takeda or its Affiliate of any license granted to it under Article 4; (ii) the manufacture, use, handling, storage, sale or other disposition of the Compound or the Product (other than the manufacture, use, handling, storage, by Takeda or any of its Affiliates or licensees for any of the Licensee Indemnitees or the sale or other disposition of Compound or Product by Takeda or its Affiliate or its licensee to any of the Licensee Indemnitees) by Takeda or its Affiliate or its licensee (other than Licensee or its Affiliate or (Sub)licensee); (iii) the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement; or (iv) the negligence, gross negligence or willful misconduct of Takeda or its Affiliate or its licensee (other than Licensee or its Affiliate), or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (i) through (iv) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement, or are subject to Licensee’s indemnification obligations pursuant to Section 15.1.

15.3    Indemnification Procedures.

(a)    Notice. Promptly after a Takeda Indemnitee or a Licensee Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 15.1 or 15.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b)    Defense. Upon receipt of notice under Section 15.3(a) from the Indemnitee, the Indemnifying Party shall have the duty to either compromise or defend, at its own expense and by legal counsel (reasonably satisfactory to Indemnitee), such Claim. The Indemnifying Party shall promptly (and in any event not more than [***] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 15 and of its intention either to compromise or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other legal counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation. However, the Indemnitee shall have the right to employ separate legal counsel and to control the defense of a Claim at its own expense.

(c)    Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d)    Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 15.

15.4    Limitation of Liability. EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 15, AND ANY BREACH OF ARTICLE 11 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR (SUB)LICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 16 – MISCELLANEOUS

16.1    Notice. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by a recognized overnight delivery service, expenses prepaid, or by facsimile (with transmission confirmed), to the following addresses or to such other addresses as a Party may designate by written notice in accordance with this Section 16.1:

If to Takeda:

Takeda Vaccines, Inc.

40 Landsdowne Street

Cambridge, Massachusetts Attention: President of the Global Vaccine Business Unit

Copy to (which alone shall not constitute sufficient notice):

Takeda Vaccines, Inc.

75 Sidney Street

Cambridge, Massachusetts Attention: Chief Counsel Specialty BUs R&D

If to Licensee:

HilleVax, Inc.

601 Union Street, Suite 3200

Seattle, WA, 98101, U.S.A.

Attention: Chief Executive Officer

Copy to (which alone shall not constitute sufficient notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92103, U.S.A.

Attention: Cheston J. Larson

Email: cheston.larson@lw.com

Facsimile No.: (858) 523-5450

16.2    Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.3    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than [***], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

16.4    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except that a Party may assign this Agreement (together with the other agreements between the Parties referenced in this Agreement, including the Clinical Supply Agreement) without the other Party’s consent to any Affiliate or to a successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock or units, sale of assets or other transaction. Any other assignment or transfer shall require the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. [***].

16.5    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.6    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

16.7    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

16.8    Relationship of the Parties. It is expressly agreed that Takeda, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for Tax purposes. Neither Takeda nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.

16.9    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

16.10    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days, such number refers to calendar days. The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

16.11    Governing Laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

16.12    Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and the Exhibits to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit or subsequent ancillary agreement, the terms contained in this Agreement shall control.

16.13    Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

TAKEDA VACCINES, INC.

By:	/s/ Rajeev Venkayya, MD

Name:	Rajeev Venkayya

Title:	President, Global Vaccine Business
Unit Takeda Pharmaceuticals

Date:	July 2, 2021

HILLEVAX, INC.

By:	/s/ Rob Hershberg

Name:	Rob Hershberg

Title:	Chief Executive Officer

Date:	July 2, 2021

[Signature page to License Agreement]